UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Albany International Corp.
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March 28, 2024

To the Stockholders of Albany International Corp.:

You are cordially invited to attend the 2024 Annual Meeting of Stockholders of Albany International Corp., which will be held virtually at 9:00 a.m. on Friday, May 10, 2024. You will be able to attend the Annual Meeting by visiting https://www.meetnow.global/MJPKWTU.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted. Therefore, you are urged to vote and submit your proxy promptly by phone, online, or by signing, dating, and returning a proxy card. If you decide to attend the Annual Meeting, you will be able to vote online, even if you have previously submitted your proxy. (An addressed, postage-prepaid envelope is enclosed for your return of the proxy.)

Information about the meeting, including a description of the various matters on which the stockholders will act, can be found in the accompanying Notice of Annual Meeting and Proxy Statement. The Annual Report for the fiscal year ended December 31, 2023, also accompanies these materials.

Sincerely yours,

JOHN R. SCANNELL	GUNNAR KLEVELAND
Chairman of the Board	President and Chief Executive Officer

ALBANY INTERNATIONAL CORP.
216 Airport Drive, Rochester, New Hampshire 03867
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 10, 2024
The Annual Meeting of Stockholders of Albany International Corp. will be held on Friday, May 10, 2024, at 9:00 a.m. Eastern Time, for the following purposes:

1.To elect nine Directors to serve until the next Annual Meeting of Stockholders and until their successors have been elected and qualified;

2.to ratify the appointment of KPMG as our independent auditor;

3.to approve, by nonbinding advisory vote, executive compensation; and

4.to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the Annual Meeting. To be admitted to the Annual Meeting please visit https://www.meetnow.global/MJPKWTU. No password is needed. There is no physical location for the Annual Meeting.

If you are a registered holder of Company shares, please follow the instructions on your proxy card or Notice Regarding the Availability of Proxy Materials. If you hold your shares through an intermediary (i.e., a broker, bank or other financial institution), you must register in advance to attend, vote, and submit questions or comments online at the Annual Meeting. (See “Instructions/Q&A Section” beginning on page 2.)

Only stockholders of record at the close of business on March 15, 2024, will be entitled to vote at the Annual Meeting of Stockholders or any adjournment or adjournments thereof.

Whether or not you expect to attend the Annual Meeting, we urge you to vote your shares at your earliest convenience by telephone, online, or by signing, dating, and returning a proxy card. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

JOSEPH M. GAUG
Secretary
March 28, 2024

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the "Board of Directors" or the "Board") of Albany International Corp. (“the Company”), 216 Airport Drive, Rochester, New Hampshire 03867, of proxies in the accompanying form for use at the Annual Meeting of Stockholders to be held on May 10, 2024, and at any adjournment or adjournments thereof.
GENERAL INFORMATION
Annual Meeting
We have again decided to hold the Annual Meeting virtually this year.
Voting Procedures
Each properly executed proxy in the accompanying form received prior to the Annual Meeting will be voted with respect to all shares represented thereby and will be voted in accordance with the specifications, if any, made thereon. If no specification is made, the shares will be voted in accordance with the recommendation of the Board of Directors. In addition, the shares will be voted in the discretion of the proxies with respect to (1) any matter of which we did not have notice prior to February 14, 2024, (2) the election of a person as a director in substitution for a nominee named in this proxy statement who, at the time of the meeting, is unable, or for good cause is unwilling, to serve, (3) any stockholder proposal properly excluded from this proxy statement, and (4) matters incident to the conduct of the meeting, or any other matters as may properly come before the meeting. A proxy may be revoked at any time prior to the voting thereof.

If a stockholder is a participant in our Dividend Reinvestment Plan (sponsored by our transfer agent, Computershare) or the Albany International Corp. ProsperityPlus 401(k) Savings Plan, a properly executed proxy will also serve as voting instructions with respect to shares in the stockholder’s accounts in such plans. In order for the plan trustee to vote 401(k) plan account shares, instructions must be received no later than 11:59 p.m. Eastern Time on May 8, 2024.
This proxy statement and the accompanying form of proxy are first being made available to our stockholders on or about March 28, 2024.
The only persons entitled to vote at the Annual Meeting (including any adjournment or adjournments) are holders of record at the close of business on March 15, 2024, of the Company’s Class A Common Stock outstanding on such date. As of March 15, 2024, there were 31,236,374 shares of the Company’s Class A Common Stock outstanding. Each share of Class A Common Stock is entitled to one vote.
Any shareholder attending this year's virtual Annual Meeting will be considered “present” and “in person”. Under our By Laws, a copy of which is available at the Corporate Governance section of our website (www.albint.com), the presence, in person or by proxy, of shares having a majority of the total number of votes entitled to be cast at the meeting is necessary to constitute a quorum. Under Delaware law, if a quorum is present, a plurality of the votes cast at the meeting by the shares present in person or by proxy and entitled to vote is required for the election of directors. A majority of the voting power of our Class A Common Stock present in person or by proxy, voting together as a single class, is required for any other action. Shares present at the meeting in person or by proxy and entitled to vote that abstain or fail to vote on any matter will be counted as present and entitled to vote but such abstention or failure to vote will not be counted as an affirmative or negative vote and thus will have the same effect as a vote “Against” each of the matters scheduled to be voted on at the Annual Meeting (other than the election of directors).
Under New York Stock Exchange (“NYSE”) rules, brokerage firms are permitted to vote in their discretion on certain routine matters on behalf of clients who have been requested to provide voting instructions, and have failed to do so by a date specified in a statement from the brokerage firm accompanying proxy materials distributed to its clients. Brokerage firms generally do not have such discretion as to any contested action, any authorization for a merger or consolidation, any equity-compensation plan or other matter related to executive compensation, any election of directors, or any matter that may affect substantially the rights or privileges of stockholders. In such a case, broker “nonvotes” are treated as shares that are present at the meeting but are not eligible to vote. The Company anticipates that brokerage firms will be able to vote in their discretion only on the proposal to ratify the selection of KPMG LLP as independent auditor.

Instruction/Q&A Section

Q:	How can I attend the Annual Meeting?

A:	The Annual Meeting will be a virtual meeting of stockholders, which will be conducted exclusively online. You are entitled to participate in the Annual Meeting only if you were a stockholder of the Company as of the close of business on the Record Date, or if you hold a valid proxy for the Annual Meeting. No physical meeting will be held.

You will be able to attend the Annual Meeting virtually and submit your questions during the meeting by visiting https://www.meetnow.global/MJPKWTU. No password is needed. You also will be able to vote your shares online by attending the Annual Meeting virtually.

To participate in the Annual Meeting, you will need your 15-digit control number. Please carefully review the information included on your proxy card and on your Notice Regarding the Availability of Proxy Materials.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.

The Annual Meeting will begin promptly at 9:00 a.m. Eastern Time. We encourage you to access the Annual Meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions outlined in this proxy statement.

Q:	How do I register to virtually attend the Annual Meeting?

A:	If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually. Please follow the instructions on the proxy card or Notice Regarding the Availability of Proxy Materials that you received.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend, vote, and submit questions at the Annual Meeting online.

To register to attend the Annual Meeting virtually, you must submit proof of your proxy power (legal proxy) reflecting your Company holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and received no later than 5:00 p.m. Eastern Time, on May 3, 2024.

You will receive a confirmation of your registration by email after we receive your registration materials.

Requests for registration should be directed to Computershare at the following:

By email
Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com.

By mail
Computershare
ALBANY INTERNATIONAL Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

Q:	How can I submit questions if I attend the Annual Meeting virtually?

A:
If you wish to submit a question, you may do so in a few ways. If you want to ask a question before the Annual Meeting, you may do so at https://www.meetnow.global/MJPKWTU. No password is needed, but you will need your 15-digit control number found on your proxy card or Notice Regarding the Availability of Proxy Materials. If you hold our shares through a broker, you must register in advance using the instructions above.

If you want to submit a question before or during the Annual Meeting, you may do so by logging into the virtual meeting platform at https://www.meetnow.global/MJPKWTU, entering your 15-digital control number, and clicking on the Q/A icon on the right side of the page. Enter your question in the box and click send.

Questions pertinent to meeting matters will be addressed during the Annual Meeting, subject to time constraints. Questions that relate to proposals that are not properly before the Annual Meeting, relate to matters that are not a proper subject for action by stockholders, are irrelevant to the Company’s business, relate to material non-public information of the Company, relate to personal concerns or grievances, are derogatory to individuals or that are otherwise in bad taste, are in substance repetitious of a question or comment made by another stockholder, or are not otherwise suitable for the conduct of the Annual Meeting as determined in the sole discretion of the Company, will not be answered. Additional rules of conduct and procedures may apply during the Annual Meeting and will be available for you to review in advance of the meeting at https://www.meetnow.global/MJPKWTU.

Any questions pertinent to meeting matters that cannot be answered during the Annual Meeting due to time constraints will be posted online and answered at https://www.meetnow.global/MJPKWTU. The questions and answers will be available as soon as practical after the meeting and will remain available until one week after posting.

Q:	What if I have trouble accessing the Annual Meeting virtually?

A:	The virtual meeting platform is fully supported across browsers (Microsoft Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Note: Internet Explorer is not a supported browser. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the Annual Meeting. We encourage you to access the virtual meeting platform prior to the start time. For further assistance should you need it, you may call local 1-888-724-2416 or international +1 781-575-2748.

SUMMARY OF SHAREHOLDER VOTING MATTERS

Voting Matters		Board Vote Recommendation	See Page
Item 1	Election of Directors	FOR EACH NOMINEE	14
Item 2	Ratification of Independent Auditors	FOR	21
Item 3	Advisory Vote on Executive Compensation	FOR	51

DIRECTOR NOMINEES

Name	Age	Director Since	Experience	Committee Membership	Other Public Company Boards
John R. Scannell	60	2012	Former Chief Executive Officer of Moog, Inc.; current Chairman of the Board of Moog, Inc.	Compensation	Moog, Inc., M&T Bank (retiring)
Katharine L. Plourde	72	2013	Former principal and analyst at investment banking firm Donaldson, Lufkin & Jenrette, Inc.	Governance (Chair), Audit
Kenneth W. Krueger	67	2016	Former interim President and Chief Executive Officer of Manitowoc Company, Inc.; former Chief Operating Officer of Bucyrus International, Inc.	Audit (Chair), Governance	Manitowoc Company, Inc., Douglas Dynamics, LLC
Mark J. Murphy	56	2019	Chief Financial Officer of Micron Technology, Inc.; former CFO, Qorvo, Inc.; former CFO, Delphi Automotive, PLC; former President, Praxair Surface Technologies	Governance, Audit
J. Michael McQuade	68	2020	Strategic advisor to the President, Carnegie Mellon University; former Vice President for Research at Carnegie Mellon University; former Senior Vice President, Science & Technology at United Technologies Company	Compensation (Chair), Governance
Christina M. Alvord	56	2022	Former President, Southern and Gulf Coast Division, Vulcan Materials Company; former President, Middle River Aircraft Systems (GE Aviation)	Compensation, Audit	Apogee Enterprises, Piedmont Lithium
Russell E. Toney	54	2022	President, Nortek Air Solutions; former President, Specialty Products Group, Dover Corporation	Compensation, Audit
Gunnar Kleveland	54	2023	President & Chief Executive Officer of Albany International Corp.; former President and Chief Executive Officer of Textron Specialized Vehicles Inc.; former President of TRU Simulation + Training Inc.
Bonnie C. Lind	65	2024	Former Sr. Vice President, CFO & Treasurer of Neenah Inc.; former Assistant Treasurer of Kimberly-Clark Corporation	Audit	Hubbell Incorporated, Mission Produce

EXECUTIVE SUMMARY

Albany International Corp. is a leading materials science and technology company, with a history of innovation over 125 years. We develop and manufacture highly engineered components, using advanced materials processing and automation capabilities, within two core businesses.
•Machine Clothing (MC) is the world’s leading producer of custom-designed, consumable fabrics and process belts essential for the manufacture of all grades of paper products. MC also supplies engineered process belts to industries including pulp and corrugator, building products and fiber cement, and textiles.
•Albany Engineered Composites (AEC) is a growing designer and manufacturer of advanced engineered composite components for engine and airframe applications for commercial and military aircraft, missiles and unmanned vehicles, and renewable energy creation and distribution.

Technological innovation, operational execution, customer satisfaction, and capital discipline are keys to the long-term success of our company, and in 2023 we made significant progress in each area across our business segments.

BUSINESS HIGHLIGHTS

Years Ended December 31st	2023	2022	2021
US $Million, except per share data

Net Sales	$1,147.9	$1,034.9	$929.2

Operating Income	$167.9	$181.0	$178.0

Net Income Attributable to the Company	$111.1	$95.8	$118.5

Earnings Per Share – Basic	$3.56	$3.06	$3.66

Earnings Per Share - Diluted	$3.55	$3.04	$3.65

In 2023 we delivered outstanding financial performance with excellent operational execution, in addition to making significant strategic progress for both of our business segments. Revenues grew ~11% year-over-year to ~$1.15 billion, a record for the company. Gross Profit of $423.7 million was an increase of ~9%, GAAP Earnings Per Share - Diluted of $3.55 increased 17%. These results attest to the continued outstanding operational execution within Albany’s businesses – the result of the dedication and professionalism of our expanding team across the globe.

For MC, in late August we completed the acquisition of Heimbach Group, a leading machine clothing producer, and we will continue to serve the customer base with both the Albany and Heimbach brands with increased efficiency across the globe. Our reputation for innovative technical solutions and proven track record of operating expertise is enhanced by complementary technologies that Heimbach brings. The combination furthers our global leadership position as the partner-of-choice for machine clothing customers.

In AEC, our quality and delivery performance on the CH-53K aft-transition program in 2023 has been noticed in the industry and has been instrumental in further expanding new business opportunities in 2024 with both existing and new customers. Our goal is to shape our program portfolio balancing risk and opportunity to drive attractive return on the capital we invest.

Longer-term our success will be driven by technical innovation. We have advanced material and production technologies that solve real-world design challenges, and we believe our technologies are well positioned to help deliver on the promise of sustainable aviation and help meet the demanding requirements of the next generation of commercial, defense and space applications. These new programs will be developed and designed in the coming decade, so we are investing time and effort today to fully participate in these next generation platforms.

CORPORATE GOVERNANCE HIGHLIGHTS

At Albany International Corp. we believe good corporate governance creates long-term value for our stockholders and strengthens our relationships with other stakeholders. We remain committed to best practice in corporate governance and as such our corporate governance practices are dynamic and reflect the Board’s continual review of emerging best practices and their impact and effectiveness.
As a reflection of best practice, in 2022 the Board refreshed its corporate governance guidelines to incorporate a statement of factors to be taken into consideration when evaluating director candidates, including experience, diversity and independence. In line with those changes, in February 2024 we welcomed a new director meeting those factors and qualifications.

Independent Oversight	Accountability
•8 of 9 nominated Directors are independent
•Non-executive Chairman
•All independent committees
•All members of the Audit Committee are financially literate, and a majority are financial experts
•Private executive session for all independent Directors during each regularly scheduled Board meeting

•Annual Election of all Directors
•Annual Board and Committee self-evaluations
•Annual advisory vote on executive compensation
•Stock ownership and retention guidelines
•Prohibition on hedging, pledging and other transactions
•Corporate Governance Guidelines with overboarding policy

At least 95% attendance at all Board and Committee meetings in 2023

CORPORATE SUSTAINABILITY HIGHLIGHTS

We are committed to sustainable practices in our business, work environment, and communities, and we focus on maximizing productivity and value for our people and the planet.

Our business is centered around driving success for our customers. Our products are designed for performance and quality, and enable our customers to improve their environmental footprint through more sustainable and efficient processes and end products.

Our paper machine clothing products enable our paper-making customers to reduce their own environmental footprint by reducing their energy and water consumption, improving resource efficiency, and maintaining water quality. Energy is one of the top three cost components in the paper making process; our machine clothing solutions use innovative technologies to reduce the amount of energy required for paper production. We continue to innovate and remain focused on developing and bringing to market proprietary products aimed at improving the energy and resource efficiency needed for our customers’ products and their production processes.

In aerospace, aircraft weight savings that drive fuel efficiency are essential for meeting industry goals for sustainable aviation. This fundamental design goal has driven the increased use of lightweight composite structures in an ever-broadening sphere of aerospace applications. We have applied learnings from our 125+ years of experience manufacturing Machine Clothing to pioneer 3D weaving technologies to manufacture our composite material. The process involves layering and interweaving fibers in a precise, computer-controlled process to create complex, high-strength parts that allows for the production of lightweight and strong composite parts with high-performance properties.

This technology has the ability to produce parts with complex geometries and high-performance properties, such as high strength, stiffness and resistance to impact and fatigue making it well-suited for use in aerospace, defense and industrial applications. These structurally demanding applications have historically been served by heavier, metallic structures, and traditional laminated composites do not possess the required structural characteristics that 3D woven can offer. As such our proprietary 3D woven technology expands the role that lightweight composites can serve as the next generation of aircraft is designed and built.

Our AEC business also develops solutions that champion sustainable energy. Through innovative composite technologies and advanced manufacturing processes, we contribute to the creation of energy-efficient components, improving the environmental footprint and supporting the renewable energy sector.

Detailed information about our ESG initiatives and accomplishments can be found in our Sustainability Reports and other disclosures in the Sustainability section of our website: https://investors.albint.com/sustainability/overview.

Noteworthy initiatives and accomplishments in 2023 include:
•Continued work of the Albany Sustainability Council, a group of cross functional leaders, with global representation across the Company focused on driving our sustainability strategy. As the Company grows, and with the acquisition of Heimbach Group in 2023, the Sustainability Council has adopted a more formalized governance structure with quarterly updates to the Board of Directors and specialized workstreams to focus on the most material topics to Albany, working in close collaboration with the Heimbach team.
•Continued world class results from an unwavering focus on safety - a worldwide Total Recordable Incident Rate (TRIR) of 0.54 in 2023. We also launched a new Human Factors Safety program in partnership with SafeStart.
•Enhanced measurement and reporting of our climate footprint, including a partnership with an enterprise carbon management platform and work on Scope 3 emissions calculation.
•Publication of our first Taskforce on Climate-related Financial Disclosures (TCFD) report and first global CDP response.
•Endorsement from the Board of Directors to commit to setting near term emissions reduction targets for the business, aligned with the Science Based Targets initiative (SBTi).
•Across our businesses, increased recycling of scrap raw materials such that they can be reused in other applications.
•To further affirm our commitment to human rights throughout our value chain, issued a standalone Human Rights Policy and again completed our annual UN Global Compact Communication on Progress.
•Continued work of our Diversity, Equity & Inclusion (DE&I) Council, which in 2023 led the launch of the Women's and Veterans Employee Resource Groups in partnership with our employees.

CORPORATE GOVERNANCE AT ALBANY INTERNATIONAL

BOARD LEADERSHIP STRUCTURE

Since 2008, the Company has operated under a board leadership structure with the roles of Chief Executive Officer and Board Chairman separated.

The Board of Directors expects the Chairman of the Board to:

•function as a liaison and independent conduit between the members of the Board and the Company’s Chief Executive Officer between meetings of the Board;
•preside over meetings of, and provide leadership to, the non-management members of the Board; and
•set Board meeting agendas, in cooperation with the Chief Executive Officer and Secretary.

Other responsibilities of the Chairman are described in the Company’s Corporate Governance Guidelines. The Chairman is also empowered to delegate some of these duties, in his or her discretion, to a Vice Chairman. Currently there is no Vice Chairman of the Board. The Board has found that having a non-management director function in this role, whether as a “lead director” or as Chairman, facilitates communication, helps ensure that issues of concern to non-management directors are given an opportunity for discussion at meetings, and contributes generally to a more effective use of management and Board time. The Board also believes the current board leadership structure has served the Company well, allowing the Chief Executive Officer to devote his attention to the management of the Company. The Board engages in an annual self-evaluation process to determine whether the Board is discharging its responsibilities and operating effectively, and to consider changes in membership, structure, or process that could improve performance. While we believe that the current Board leadership structure is appropriate, it is possible that alternative Board leadership structures, including those that combine the offices of Chairman and Chief Executive Officer, could be appropriate for the Company under different circumstances.

RISK OVERSIGHT

The Board of Directors oversees the Company’s risk management processes. The Company’s Chief Executive Officer and Chief Financial Officer review with the Board, at each regularly scheduled quarterly meeting, the most significant top-level enterprise risks facing the Company, and the processes by which the Company mitigates such risks. This review is supported by periodic (but no less than quarterly) formal reviews by senior management of all significant enterprise risks, facilitated by the Chief Financial Officer. The Board requests that management, from time to time, supplement these quarterly reviews with a more detailed analysis of one or more specific risks, selected by the Board, including related mitigation actions. The Board also reviews management’s annual operating plan and strategic plan to ensure that they are consistent with, and appropriately address, the Company’s risks and risk management processes. The Audit Committee is responsible for assisting the Board in its oversight of the Company’s risk management processes. The Audit Committee periodically reviews the adequacy of the processes by which the Company handles risk assessment and risk management, and discusses such processes with management, the Company’s internal audit function and the independent auditor. The Committee receives periodic reports from the Company’s finance department regarding liquidity and other financial risks; from the finance and internal audit function regarding internal control risks; and from the finance, legal, and internal audit departments regarding processes for addressing fraud, legal and compliance risks, and the adequacy of the Company’s disclosure controls and procedures. Each year, the Committee also reviews the results of management’s annual fraud risk assessment. It also regularly reviews and discusses cyber-security risks to the Company with the Company’s Chief Information Officer and the internal audit function, and reviews and discusses with senior management the risk factors disclosed by the Company in its periodic filings with the Securities and Exchange Commission (“SEC”) before such filings are made. Each year, the Compensation Committee assesses compensation-related risks to the Company.

Although the Board oversees the Company’s risk management, day-to-day management of risk remains the responsibility of management.

DIRECTOR INDEPENDENCE

The corporate governance standards of the NYSE (“NYSE Standards”) require that a majority of our Board consist of independent directors. In general, the NYSE Standards require that an independent director must have no material relationship with the Company, except as a director. Our Board reviews any business transactions and charitable relationships between the Company and each director to determine whether any such material relationship exists, and to evaluate whether there are any other facts or circumstances that might impact a determination of the independence of such director. Based on its review, our Board has determined that all Board members, other than President and CEO Gunnar Kleveland, and immediate past President and CEO A. William Higgins, are independent under the NYSE Standards. Our Board has appointed only independent directors to our Audit Committee, Compensation Committee and Governance Committee in accordance with the independence requirements set forth in NYSE Standards.

The Board of Directors has also determined that all of the members of the Audit Committee are independent under the separate independence standards set forth in SEC Rule 10A-3. The Board is not required to make this determination with respect to any other director, and it has not done so.

MEETING ATTENDANCE

The Board of Directors met eight times in 2023. Each incumbent director attended (in person or by video) at least 95% of the aggregate number of meetings of the Board and of the committees of the Board on which he or she served. It is the policy of the Company that all persons who are candidates for election to the Board of Directors at an Annual Meeting of Stockholders should attend that meeting. All of the candidates for election to the Board of Directors who were also candidates in 2023 attended the 2023 Annual Meeting of Stockholders.

NON-MANAGEMENT DIRECTORS

Meetings of the “non-management” directors, as defined by the NYSE Standards, are regularly held at the conclusion of each regularly scheduled meeting of the Board. The current non-management directors are all of the directors other than Messrs. Higgins and Kleveland. Meetings of the non-management directors during 2023 were chaired by the Chairman. The Chairman also acts as a liaison between the directors and the Chief Executive Officer and facilitates communication among the directors. Interested persons may communicate with the Chairman and the non-management directors by writing to: Chairman, Albany International Corp., 216 Airport Drive, Rochester, New Hampshire 03867.

BOARD COMMITTEES

The Board assigns responsibilities and delegates authority to its committees, which regularly report on their activities and actions to the Board. The Board has determined that each current member of each committee is “independent” within the meaning of the NYSE Standards and the Guidelines and meets any applicable additional committee-specific independence requirements. The standing committees of the Board of Directors are the Governance Committee, the Audit Committee, and the Compensation Committee. The purpose and principal responsibilities of each committee are summarized below and set forth in more detail in each committee’s written charter, which can be found in the Corporate Governance section of our website (www.albint.com).

Governance Committee	Purpose: to provide leadership to the Board in the development and maintenance of an effective corporate governance structure and process
Members: Katharine L. Plourde, Chair Kenneth W. Krueger Mark J. Murphy J. Michael McQuade
 Principal Responsibilities:
•reviews and recommends changes to the Company's Corporate Governance Guidelines and governance and management structure;
•evaluates the effectiveness of the Board of Directors, its committees, and the individual directors;
•recommends to the Board of Directors the persons to be nominated for election as directors;
•reviews management succession planning; and
•reviews with management the Company's ESG strategy, initiatives and policies.

Meetings in 2023: 5
Attendance: 100%

Directors Plourde, Krueger and Murphy each served on the Governance Committee during all of 2023. Director McQuade was appointed to the Committee in May 2023.

The Governance Committee considers, on an ongoing basis, the skills, background, and experience that should be represented on the Board of Directors and its committees, the performance of incumbent directors, the appropriate size of the Board of Directors, potential vacancies on the Board, and other factors relating to the efficacy of the Board. The Committee and the Board seek to maintain a group of Board members that, in the aggregate, possesses the skills, background, and experience necessary and desirable to address effectively the issues and challenges the Company will confront. The Board does not expect that any single member will possess all of these attributes, and therefore seeks to accomplish this by selecting candidates with diverse skills and backgrounds taking into consideration such factors as experience, diversity, and, for non-management directors, independence. The Committee discusses with the Board, at least annually, the various qualifications and skills that should be represented on the Board and its committees, taking into account the nature of the business and the objectives of the Company as they may evolve over time. The Committee also reviews, on an annual basis, the performance of the sitting members of the Board, and makes recommendations to the Board regarding those directors to be nominated for reelection by the stockholders.
The Governance Committee employs professional consultants for this purpose, and members of the Committee also communicate with knowledgeable persons on a continuing basis to identify potential candidates for Board membership. Any qualified potential candidates so identified are then discussed by the Committee and the Board, and if the potential candidate appears likely to be a substantial addition to the Board, he or she is then interviewed by members of the Committee and the Board. The Governance Committee then considers the reports of the interviews and other information that has been gathered and determines whether to recommend to the Board of Directors that the person be elected as a director. The Committee has retained the director search firm of G. Fleck/Board Services since 2011 to assist in identifying and evaluating potential Board members, and has, at times retained Korn Ferry, to supplement the work of G. Fleck/Board Services as needed.
Stockholders may send recommendations of persons to be considered by the Governance Committee for nomination for election as directors to: Chair, Governance Committee, Albany International Corp., 216 Airport Drive, Rochester, New Hampshire 03867. Our Corporate Governance Guidelines, a copy of which is available at the Corporate Governance section of our website (www.albint.com), set forth criteria to be employed by the Governance Committee and the Board of Directors in determining whether a person is qualified to serve as a director of the Company. Recommendations by stockholders should include information relevant to these criteria. The Governance Committee will give consideration to persons recommended by stockholders in the same manner that it employs when considering recommendations from other sources.
All of the nominees for election as directors at the 2024 Annual Meeting are current Board members standing for election or reelection by the stockholders.

Audit Committee

Purpose: to assist the Board of Directors in fulfilling its oversight responsibilities in a number of key areas, including:

• the integrity of our financial statements, financial reporting process, and internal controls;
• the performance of our internal audit function;
• our compliance with legal and regulatory requirements, including our disclosure controls and procedures; and
• the annual independent audit of our financial statements, including the engagement of the independent auditor, and the evaluation of the independent auditor’s qualifications, independence and performance.

Members: Kenneth W. Krueger, Chair Katharine L. Plourde Mark J. Murphy Christina M. Alvord Russell E. Toney Bonnie C. Lind

Principal Responsibilities:

•reviews and discusses with management each quarterly earnings release, as well as other financial communications, and all quarterly reports on Form 10-Q or annual reports on Form 10-K;
•after the completion of each annual audit, and before the filing of the Form 10-K, reviews and discusses with the independent auditors, the head of internal audit, and senior management, among other things: (1) any significant audit findings, and management’s responses to such findings, (2) any significant changes in audit scope, and (3) any difficulties encountered during the course of the audit;
•periodically reviews and discusses with the independent auditor, management, and the head of the internal audit function, the acceptability and quality of our accounting policies, the clarity of our financial disclosures, and any weaknesses in our system of internal controls;
•periodically reviews, evaluates and discusses with management the qualifications, performance and depth of the Company’s financial personnel; and
• reviews with management the Company's strategy, initiatives and policies relating to cyber security.

Meetings in 2023: 8
Attendance: 100%, except Ms. Lind, who was appointed to the Committee in February 2024

Directors Krueger, Plourde and Murphy each served on the Audit Committee during all of 2023. Ms. Alvord and Mr. Toney were appointed to the Committee in May 2023. Ms. Lind was appointed to the Committee in February 2024.
The Board of Directors has determined that none of the members of the Audit Committee has any relationship with the Company that impairs his or her independence, or that would preclude a determination of independence, and, on that basis, has determined that each of them is independent under the NYSE Standards as well as the additional requirements of SEC Rule 10A-3. In making this determination, the Board considered, after due inquiry, the lack of any transactions, relationships, or arrangements between the Company and each member of the Committee. The Board of Directors has also determined that each member of the Audit Committee is financially literate, and that a majority are “financial experts” as that term is defined in Item 407 of Regulation S-K of the SEC.
The Board of Directors believes that each of the current members of the Audit Committee is well qualified to perform the functions for which the Committee is responsible.

Compensation Committee	Purpose: generally responsible for determining the compensation of the Company’s Directors, Chief Executive Officer and other senior executive officers of the Company
Members: J. Michael McQuade, Chair John R. Scannell Christina M. Alvord Russell E. Toney

Principal Responsibilities:

•assists the Board of Directors in the creation and implementation of employee compensation, incentive, and benefit policies and plans;
•administers (or oversees the administration by management of) pension and other employee benefit plans;
•approves grants and awards under the Company's incentive plans; and
•oversees the compliance of such programs and policies with applicable legal requirements.

Meetings in 2023: 8
Attendance: 87.5%

Compensation Committee Interlocks and Insider Participation
Directors McQuade, Scannell, Alvord and Toney all served on the Compensation Committee during all of 2023. Retiring Director Kailbourne served on the Committee from January until May of 2023. No member of the Committee was an employee during 2023.

ITEM 1
ELECTION OF DIRECTORS

All of the members of the Board of Directors are elected annually to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified. Pursuant to our By Laws, the Board of Directors may increase or decrease the number of directors from time to time, but not to fewer than three. The Board of Directors has determined that, until further action by the Board, the number of directors of the Company, from and after the time of the 2024 Annual Meeting of Stockholders, shall be nine. Accordingly, the number of directors to be elected at the 2024 Annual Meeting of Stockholders is nine. The Board of Directors has nominated for election the nine persons listed below. All of the nominees are currently serving as directors. Unless otherwise specified on the proxy, the shares represented by a proxy in the accompanying form will be voted for the election of the nine persons listed below. If, at the time of the meeting, any nominee is unable, or for good cause unwilling, to serve, which event is not anticipated, the shares will be voted for a substitute nominee proposed by the Board of Directors, unless the Board reduces the number of directors. The biographical sketches of each nominee below highlight some of the specific experience, qualifications, attributes or skills that contributed to his or her selection by the Board.

Age: 60 Director Since: 2012 Chairman Since: 2024
JOHN R. SCANNELL

John R. Scannell was appointed Chairman in February 2024. Mr. Scannell also serves as Chairman of Moog, Inc., a worldwide designer, manufacturer, and integrator of high-performance precision motion and fluid control systems for a broad range of applications. He has held that position since January 2014. He served as CEO of Moog, Inc. from 2011 to his retirement in 2023. Mr. Scannell joined Moog as an Engineering Manager of Moog Ireland and later became Operations Manager of Moog GmbH in Germany. He became the General Manager of Moog Ireland, and moved to the Aircraft Group in East Aurora, New York, as the Boeing 787 Program Manager. He was subsequently named Moog's Director of Contracts and Pricing. Mr. Scannell was elected Vice President of Moog in 2005 and Chief Financial Officer in 2007, a position he held until December 2010, at which time he was appointed President and Chief Operating Officer. In December 2011, he was named Moog's Chief Executive Officer. Mr. Scannell also currently serves on the Board of M&T Bank, but has chosen not to stand for re-election. Mr. Scannell's range of management experience in engineering, operations management, contracts, and finance, along with his in-depth knowledge of aerospace markets, products, and technologies, make him highly qualified to serve as a director. In addition to an M.B.A. from Harvard Business School, Mr. Scannell holds B.S. and M.S. degrees in Electrical Engineering from University College Cork, Ireland.

Age: 72 Director Since: 2013
KATHARINE L. PLOURDE

Katharine L. Plourde is currently engaged in private investing and previously was a principal and analyst at the investment banking firm Donaldson, Lufkin & Jenrette. She previously served as a director of Pall Corporation, a global provider of filtration, separation and purification products and systems, and of OM Group Inc. (OMG), a provider of specialty chemicals, advanced materials and technologies. She also previously served as lead independent director of OMG and on the audit committees of OMG and Pall. She has also served on the board of directors of Evercore Equity Fund, a mutual fund, since November 2014. Ms. Plourde brings significant analytical and financial expertise to the Board in a number of critical areas, including investor relations, financial reporting, accounting, corporate finance, and capital markets. Ms. Plourde's years of service on the nominating/governance committees at Pall and OMG have also given her significant Board governance experience, and contributed to her expertise on governance issues generally.

Age: 67 Director Since: 2016
KENNETH W. KRUEGER

Kenneth W. Krueger currently serves as the Chairman of the Board of Manitowoc Company, Inc. He has been a member of the Manitowoc Board of Directors since 2004. From October 2015 until March 2016, he also served as Manitowoc's interim President and CEO. Prior to that, Mr. Krueger served as Chief Operating Officer of Bucyrus International, Inc., a global manufacturer of mining equipment, having previously served as Executive Vice President. Mr. Krueger also served as Senior Vice President and Chief Financial Officer of A.O. Smith Corp., a global manufacturer of water heating and treatment systems, and as Vice President, Finance and Planning for the Hydraulics, Semiconductor and Specialty Controls business segment of Eaton Corporation. Mr. Krueger has served as a director of Douglas Dynamics, Inc. since 2012, where he is currently chair of the audit committee and also serves on the compensation and nominating and governance committees. Mr. Krueger's contributions to the Company's Board include his experience as a chief operating officer, chief executive officer and chairman of a public company, his board experience at other public companies, and his prior treasury and financial reporting experience.

Age: 56 Director Since: 2019
MARK J. MURPHY

Mark J. Murphy is the Chief Financial Officer of Micron Technology, Inc., a world leader in innovative memory and storage solutions. Mr. Murphy joined Micron as CFO in April 2022 and is responsible for all financial functions including tax, treasury, internal audit and investor relations. From June 2016 until joining Micron, Mr. Murphy was the Chief Financial Officer of Qorvo, Inc., a leading provider of wireless and wired connectivity solutions, where he was responsible for all financial functions, information technology and corporate strategy. He was previously Executive Vice President and CFO of Delphi Automotive, PLC, a supplier of advanced technologies to the automotive industry. Mr. Murphy joined Delphi from Praxair, Inc., a global industrial gas supplier, where he was president of the U.S. Industrial Gases business, and before that, President of Praxair's Surface Technologies and Electronic Materials division. He previously served as Senior Vice President and CFO of MEMC Electronic Materials, Inc., Corporate Controller of Praxair, President of Praxair's Electronics division and Vice President of Finance for Praxair Asia based in Shanghai. Earlier in his career, he served as an officer in the United States Marine Corps. Mr. Murphy's experience as a CFO and general manager in high technology industrial businesses, including those serving aerospace and advanced materials markets, and his extensive experience working in Asia and Europe make him qualified to serve as a director.

Age: 68 Director Since: 2020
J. MICHAEL McQUADE

J. Michael McQuade is a Strategic Advisor to the President at Carnegie Mellon University, a private, global research university in Pittsburgh, Pennsylvania. Until July 2021, he was the Vice President for Research at the University. He served on the Defense Innovation Board of the United States Department of Defense from 2016 to 2021, the President's Council of Advisors on Science and Technology from 2013 to 2018, and the Secretary of Energy's Advisory Board from 2008 to 2016. He also served as Senior Vice President, Science & Technology at United Technologies Company which, prior to its merger with Raytheon Technologies Company, was a diversified company with extensive aerospace operations. Dr. McQuade also held positions as Vice President of 3M Medical Business Unit and President, Kodak Health Imaging Business Unit and Senior Vice President, Eastman Kodak. Dr. McQuade holds B.S., M.S., and Ph.D. degrees from Carnegie Mellon University. His extensive background in research and development, program management, and innovation are valuable attributes for oversight of the Company’s research and development operations as well as its Albany Engineered Composites segment, which seeks to grow as a key supplier to customers in the aerospace industry.

Age: 56 Director Since: 2022
CHRISTINA M. ALVORD

Christina M. Alvord has been a director of the Company since February 2022. From 2016 to 2021 she served in various roles at Vulcan Materials Company, including President, Southern and Gulf Coast Division, President, Central Division, and Vice President, Performance Improvement. Prior to 2016, Ms. Alvord held various technical and executive leadership positions at the GE Aviation unit of General Electric Company, including General Manager, Turbine Airfoils Center of Excellence, President, Unison Industries, and President, Middle River Aircraft Systems. Ms. Alvord holds a B.S. degree in Political Science, and a B.S. and M.S. degree in Mechanical Engineering, all from Massachusetts Institute of Technology, and an M.B.A. from Harvard Business School. She currently serves on the board of directors of Apogee Enterprises and Piedmont Lithium, Inc. Her significant experience in leadership positions in a manufacturing environment and her knowledge of the aerospace industry make her highly qualified to serve as a director and will be valuable attributes contributing to the growth of the Company’s Albany Engineered Composites business segment.

Age: 54 Director Since: 2022
RUSSELL E. TONEY

Russell E. Toney has been a director of the Company since March 2022. Since March 2023 he has been President of Nortek Air Solutions, a leading manufacturer of custom air handling solutions for commercial, industrial and educational facilities. From 2018 to 2023 he was President, Specialty Products Group at Dover Corporation, a diversified global manufacturing company. Prior to that he served as Dover’s Senior Vice President, Global Sourcing, where he also had responsibility for its Global Innovation center in India. Before joining Dover, Mr. Toney spent 13 years at General Electric Company where he held various sales and leadership positions in GE Plastics, as well as supply chain and commercial leadership roles in GE Energy. Prior to that, he was a strategy consultant with The Boston Consulting Group and worked in engineering and manufacturing roles at The Procter & Gamble Company. Mr. Toney holds a B.S. degree in Chemical Engineering from the University of Dayton and an M.B.A. from the Darden Graduate School of Business Administration at the University of Virginia. His experience in sales, operations, supply chain, and strategic consulting, as well as his engineering background, provide significant insight, making him highly qualified to serve as a director.

Age: 54 Director Since: 2023
GUNNAR KLEVELAND

Gunnar Kleveland joined the Company in September 2023 as President and Chief Executive Officer. Prior to joining the Company, Mr. Kleveland served as President and Chief Executive Officer of Textron Specialized Vehicles Inc., a leading manufacturer of vehicle brands in the golf, industrial, powersports and aviation industries. He also served as the President of TRU Simulation + Training Inc., Executive Vice President of Integrated Operations for Bell Helicopter Textron Inc., and Vice President of Supply Chain Management at Bell Helicopter Textron Inc. Prior to joining Textron in 2004, Mr. Kleveland was a fighter pilot in the Royal Norwegian Air Force (RNoAF) and finished his 15-year career in the air force as the Chief of Flight Safety. In addition to training through the RNoAF academy, Mr. Kleveland holds a B.S. degree in Professional Aeronautics from Embry-Riddle Aeronautical University and an M.B.A. from Midwestern State University in Texas. Mr. Kleveland’s professional background as a president and chief executive officer, as well as his prior experience with Textron and the RNoAF, provides the Board with valuable perspective on the aerospace and defense industries, as well as manufacturing, operational, supply chain and international experience.

Age: 65 Director Since: 2024
BONNIE C. LIND

Bonnie C. Lind served as Sr. Vice President, CFO & Treasurer of Neenah Inc. following its spinoff from Kimberly-Clark Corporation in 2004 until her retirement in October 2020. Prior to that, she held a number of increasingly senior financial and operational positions within Kimberly-Clark Corporation, culminating in Assistant Treasurer. Ms. Lind is currently a Director at Hubbell Incorporated, where she is Chair of its Audit Committee and a member of its Corporate Governance Committee, as well as a Director of Mission Produce, where she is Chair of the Audit Committee and member of the Nominating/Governance Committee. She previously served on the Boards of US Silica, Federal Signal and Empire District Electric Company. Ms. Lind holds a Bachelor of Business Administration (Finance) degree with honors from the University of Georgia. Ms. Lind's experience as a CFO, and particular experience in the paper industry, coupled with significant board experience at other public companies, make her highly qualified to serve on the Company's Board of Directors.

The table below summarizes the key experience, qualifications and attributes for each director nominee and highlights the balanced mix of experience, qualifications and attributes of the Board as a whole. This high-level summary is not intended to be an exhaustive list of each director nominee’s skills or contributions to the Board.

	Industry Experience	Public Company Board Experience	Senior Leadership Experience	Finance / Capital Allocation	International Experience	Government and Public Policy	Gender, Ethnic or National Diversity
John R. Scannell	•	•	•	•	•		•
Katharine L. Plourde		•		•			•
Kenneth W. Krueger		•	•	•	•
Mark J. Murphy	•	•	•	•	•	•
J. Michael McQuade	•		•		•	•
Christina M. Alvord	•	•	•	•		•	•
Russell E. Toney	•		•	•	•		•
Gunnar Kleveland	•		•	•	•		•
Bonnie C. Lind	•	•	•	•	•		•

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR”

ALL OF THE NOMINEES FOR ELECTION

DIRECTOR COMPENSATION

It is the goal of the Company to set directors' fees at a competitive level that will enable the Company to attract and retain talented, well-qualified directors. Effective January 2024, the Board, upon the recommendation of the Compensation Committee, and based on benchmark data provided by compensation consultant Pearl Meyer & Partners, approved the following compensation for directors:

Annual Cash Retainer	$85,000
Additional Annual Cash Retainer for Chairman of the Board	$100,000
Additional Annual Cash Retainer for Vice Chairman of the Board	$35,000
Additional Annual Cash Retainer for Audit Committee Chair	$22,000
Additional Annual Cash Retainer for Compensation Committee Chair	$15,000
Additional Annual Cash Retainer for Governance Committee Chair	$12,000
Additional Annual Cash Retainer for Audit Committee Member	$12,000
Additional Annual Cash Retainer for Compensation Committee Member	$7,500
Additional Annual Cash Retainer for Governance Committee Member	$7,000
Annual Equity Grant in the form of Class A Common Stock	$135,000

Directors serving for only a portion of the year receive a pro-rated portion of their applicable compensation. Cash retainer fees are paid in four equal quarterly installments; the annual equity grant is paid shortly after the date of the Annual Meeting of Stockholders to each member who served on the Board during the year in which the meeting was held. A director whose final term ends at the Annual Meeting, or any director first elected at the Annual Meeting, receives one-half of the share retainer; directors elected otherwise than at an Annual Meeting receive a pro-rated portion of the equity grant at the time of appointment.
All directors are reimbursed for expenses incurred in connection with such services. In addition, the Company provides travel and liability insurance to all directors.
During 2023, the Board created a Special Committee (consisting of Directors Plourde, Krueger and Scannell) of disinterested directors to search for, vet, and make recommendations to the Board regarding a CEO successor to Mr. Higgins. Members of the Special Committee during 2023 each were reimbursed for his or her reasonable out-of-pocket expenses, received a stipend of $5,000, and received fees of $1,000 for each meeting attended in person, $750 for each meeting attended by telephone, and $1,500 for each day spent on Special Committee business. Other directors requested to meet and interview a CEO candidate at the request of the Special Committee each were reimbursed for his or her reasonable out-of-pocket expenses and were compensated at the rate of $1,500 per day for each day of work performed at the request of the Special Committee in furtherance of its duties.
Director Pension. Each person who was a member of the Board of Directors on January 12, 2005, who was elected as a director prior to August 9, 2000, and who is not eligible to receive a pension under any other Company retirement program is, following (i) the termination of his or her service as a director and (ii) the attainment by such director of the age of 65, entitled to receive an annual pension in the amount of $20,000, payable in quarterly installments until the earlier of (a) the expiration of a period equal to the number of full years that such person served as a director prior to May 31, 2001, or (b) the death of such person. Retiring Director Kailbourne is the only current director so eligible. None of the Company's director nominees are eligible for a pension.
Share Ownership Guidelines. The Board has adopted share ownership guidelines for its members. Under these guidelines, directors are generally expected to retain ownership of shares of Common Stock awarded or acquired until an ownership equal to three (3) times the annual cash and stock retainer is attained.
Meeting and Other Fees. Since May 2018, other than with regard to Special Committees, directors have not received any additional fees for attendance at meetings. However, beginning January 1, 2024, directors will receive a payment of $1,500 for each day that the director is engaged in Company business (other than attendance at Board or Committee meetings) at the request of the Chairman of the Board, the CEO or a Committee Chair.

Director 2023 Compensation Earned

Name	Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards ($)	Nonequity Incentive Plan Compensation ($)	Deferred Compensation Earnings ($)		All Other Compensation	Total ($)

Erland E. Kailbourne	103,306	169,944	—	—	(63)	(2)	—	273,187

A. William Higgins	83	64,917			—		—	65,000

John R. Scannell	116,034	119,966	—	—	—		—	236,000

Katherine L. Plourde	131,785	119,966	—	—	—		—	251,750

Kenneth W. Krueger	137,534	119,966	—	—	—		—	257,500

Mark J. Murphy	95,534	119,966	—	—	—		—	215,500

J. Michael McQuade	21,567	194,933	—	—	—		—	216,500

Christina M. Alvord	91,534	119,966	—	—	—		—	211,500

Russell E. Toney	90,534	119,966	—	—	—		—	210,500

(1)As these are payments of shares, and not stock “awards,” there are no amounts deemed “outstanding” at the end of 2023.
(2)Increase/(decrease) during 2023 in the actuarial present value of the director's accumulated benefit under the director pension plan described in the narrative preceding this table.

AUDIT COMMITTEE REPORT

The Audit Committee has provided the following report:
The Audit Committee has reviewed and discussed with management and the independent auditors, KPMG LLP (“KPMG”), the financial statements for 2023, including management’s report with respect to internal control over financial reporting. The Audit Committee has discussed with KPMG the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”) and has received from KPMG the written disclosures and the communications relating to KPMG’s independence required by PCAOB rules. The Audit Committee has discussed with KPMG its independence, and has considered whether the provision by KPMG of the services referred to below under “RATIFICATION OF INDEPENDENT AUDITORS” is compatible with maintaining the independence of KPMG.
Based on the foregoing discussions and review, the Audit Committee recommended to the Board of Directors that the audited statements for 2023 be included in the Company’s Annual Report on Form 10-K for 2023 filed with the Securities and Exchange Commission.
The financial reporting process of the Company, including the system of internal controls and the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, is the responsibility of the Company’s management. The Company’s independent auditors (KPMG) are responsible for auditing the Company’s financial statements and internal controls over financial reporting. The Audit Committee monitors and reviews these processes. As required by the NYSE Standards, the Board of Directors has determined that, in their judgment, all of the members of the Audit Committee are financially literate, and a majority are “financial experts” as such term is defined in Item 407 of Regulation S-K of the SEC, and have “accounting or related financial management expertise.” The members of the Audit Committee are not employees of the Company and do not represent themselves as experts in the field of accounting or auditing.
The Charter of the Audit Committee provides that the members of the Committee are entitled to rely, and they do rely, on advice, information, and representations that they receive from the independent auditors, management, and the head of the Company’s Internal Audit function. Accordingly, the review, discussions, and communications conducted by the Audit Committee do not assure that the financial statements of the Company are presented in accordance with accounting principles generally accepted in the United States of America, that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, or that the Company’s independent auditors are, in fact, “independent.”

The Audit Committee:

Kenneth W. Krueger, Chair
Katharine L. Plourde
Mark J. Murphy
Christina M. Alvord
Russell E. Toney
Bonnie C. Lind

ITEM 2
RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee appointed KPMG LLP (“KPMG”) as auditors of the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, and to perform the reviews of the financial statements to be included in our quarterly reports on Form 10-Q during that period.
As stated in the Audit Committee Report above, the Audit Committee has received the communications related to KPMG’s independence required by applicable PCAOB rules, has discussed with KPMG its independence, and has considered whether the provision of the services referred to below under “All Other Fees” is compatible with maintaining the independence of KPMG. In accordance with its charter, the Committee has also reviewed KPMG’s report describing (1) its internal quality-control procedures, (2) any material issues raised in any recent internal review, peer review, or review by any government or professional authorities (such as the PCAOB) of one or more independent audits conducted by KPMG, and (3) any steps taken by KPMG to deal with any issues raised in such reviews.
Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to appoint, terminate, oversee and evaluate the performance of the Company’s independent auditor, the Board considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of KPMG for ratification by stockholders as a matter of good corporate practice. The affirmative vote of holders of a majority of the votes entitled to be cast at the meeting by the shares present in person or by proxy is required to approve the ratification of the selection of KPMG as the Company’s independent auditor. A representative from KPMG is expected to be available to respond to appropriate questions from stockholders.
The Audit Committee has taken action to appoint KPMG as auditors to audit the financial statements to be included in our Annual Report on Form 10-K for the year ending December 31, 2024. The Audit Committee also reserves the right to appoint, reappoint, retain, or replace our auditors at any time, even after an appointment has been ratified by the stockholders. The stockholder vote on this proposal is advisory and nonbinding and serves only as a recommendation to the Board of Directors. If the shareholders do not ratify the appointment of our auditors, the Audit Committee will consider such voting results with respect to any appointment.
Audit Fees
The aggregate fees billed by or agreed to with KPMG for the audit of the Company’s annual financial statements, reviews of the financial statements included in the Company’s Forms 10-Q, and services in connection with statutory and regulatory filings or engagements were $3,630,000 in 2023 and $3,290,000 in 2022.
Audit-related Fees
The aggregate fees billed by KPMG for assurance or related services reasonably related to the performance of the audit or review of the Company’s annual financial statements, including benefit plans, were $139,800 in 2023 and $128,000 in 2022.
Tax Fees
The aggregate fees billed by KPMG for tax compliance, tax advice, and tax planning were $78,300 in 2023 and $100,000 in 2022.
All Other Fees
KPMG billed $295,000 in 2023 and $0 in 2022 for non-audit services. The 2023 services related to the Heimbach acquisition.
Preapproval Policy
It is the responsibility of the Company’s Audit Committee to approve all audit and non-audit services to be performed by the independent auditors, such approval to take place in advance of such services when required by law, regulation, or rule.

The Chairman of the Audit Committee is permitted to preapprove any engagement of the independent auditor for services that could be properly preapproved by the Committee, provided that the anticipated fees with respect to the services so preapproved do not exceed $100,000. The Chairman is required to report such preapprovals at the next regular meeting of the Committee.

The Audit Committee is required to preapprove each engagement of the independent auditor not preapproved by the Chairman of the Committee. Each such preapproval must describe the particular service to be rendered. No preapproval may be given for any service that would cause the independent auditor to be considered not independent under applicable laws and regulations, and the independent auditor is requested to confirm that such service will not compromise its independence as part of the preapproval process.

With respect to the engagement of the independent auditor to provide routine and recurring audit-related tax and other non-audit services, preapproval of the Audit Committee may take the form of approval of a schedule describing such services in reasonable detail and specifying an annual monetary limit. Each audit or non-audit service shall be reflected in a written engagement letter or other writing. In connection with the provision of permitted tax services, the independent auditor is required to, among other things, provide a written description of the services and discuss their impact on the auditor’s independence.

None of the 2022 or 2023 services described above was approved by the Audit Committee or its Chairman pursuant to 17 CFR 210.2-01(c)(7)(i)(C), which permits the waiver of preapproval requirements in connection with the provision of certain non-audit services.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP

Other Audit Committee Matters
As part of its oversight of our internal audit function, the Audit Committee reviews and approves the annual internal audit plan, and reviews, at least quarterly, the reports and findings of plan activities with the head of the department, senior management and the independent auditor. The Committee also evaluates the performance of the department at least annually, with input from management and the independent auditor.
The Audit Committee has established procedures for the receipt, retention and treatment of communications (including anonymous communications) relating to questionable accounting, auditing or internal control matters, violations of laws or regulations to which the Company is subject, or violations of the Company’s Business Ethics Policy or Code of Ethics for the Company’s Chief Executive Officer, Chief Financial Officer or Controller. Our Business Ethics Policy describes various means by which such communications may be reported (see “Available Information” on page 58.) The Committee has direct access to any complaints made to the Company’s whistleblower hotline that relate to accounting, auditing, internal controls, or alleged violations of the Business Ethics Policy, and oversees the investigation and resolution of all such complaints by the Company’s legal department and compliance function. The Committee also serves as the Company’s “Qualified Legal Compliance Committee” pursuant to the rules of the Securities and Exchange Commission with respect to Section 307 of the Sarbanes-Oxley Act, and is responsible for the review and resolution of all reports of “material violations” subject to Section 307. The Committee is also charged with reviewing any complaints or concerns relating to accounting, auditing, or internal controls matters that are communicated to the Chair of the Committee pursuant to the Company’s “up-the-ladder” reporting process for responding to such communications. The Committee is also responsible for evaluating all related-party transactions, and for recommending to the Board whether any such transaction should be ratified or approved.
The Audit Committee is solely responsible, in accordance with the NYSE Standards, for the appointment of our independent auditors. The Committee is also responsible for the evaluation of the independence, performance and qualifications of our independent auditors, and reviewing and approving their compensation. (See “RATIFICATION OF INDEPENDENT AUDITORS” on page 21.)

Certain Business Relationships and Related Person Transactions
The Company has adopted a written policy requiring review of relationships and transactions in which directors or executive officers, or members of their immediate families, are participants, in order to determine whether such persons have a direct or indirect material interest. The Company’s Legal Department is responsible for developing and implementing processes and controls designed to obtain information relating to any such relationship or transaction, and for determining whether disclosure of such relationships or transactions is required. The Audit Committee of the Board of Directors is responsible for reviewing such information and making recommendations to the disinterested members of the Board regarding the ratification or approval of such relationships or transactions. As set forth in the policy, the Audit Committee considers each transaction in light of relevant factors, including any benefits to the Company, whether the terms are arm’s-length and in the ordinary course, the direct or indirect nature of the related person’s interest in the transaction, the size and expected term of the transaction, and such other facts and circumstances as may bear on the materiality of the transaction or relationship. No director may participate in the review, ratification, or approval of any transaction in which such director has an interest.
Since January 1, 2023, there have been no transactions involving related persons required to be reported in this proxy statement where the above policy did not require review, approval, or ratification, or where such policy was not followed.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has provided the following report:

The Compensation Committee of the Board of Directors has reviewed with management of the Company the Compensation Discussion and Analysis set forth in this proxy statement. Based on such review, the Committee has approved it, and has recommended to the Board of Directors that it be included in the Company’s Annual Report on Form 10-K and this proxy statement.

J. Michael McQuade, Chair
John R. Scannell
Christina M. Alvord
Russell E. Toney
COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This portion of our Proxy Statement describes the 2023 executive compensation program and reports on the compensation earned by and paid to the Company's “named executive officers” in 2023. For 2023, our named executive officers (or, “NEOs”), as that term is defined in applicable SEC regulations, were:

•President and CEO Gunnar Kleveland;
•Former President and CEO A. William Higgins;
•Executive Vice President and Chief Financial Officer Robert D. Starr;
•Former Chief Financial Officer Stephen M. Nolan;
•President — Machine Clothing Daniel A. Halftermeyer;
•President — Albany Engineered Composites Gregory N. Harwell; and
•Vice President, General Counsel & Secretary Joseph M. Gaug.
Following the same format of prior years, the discussion is presented in three parts. The first part sets forth the compensation philosophy and objectives of the Compensation Committee (the “Committee”), identifies the different elements of compensation, describes the structure of the 2023 compensation program, and explains the various matters taken into consideration by the Committee when adopting compensation policies or making compensation decisions. The second part reports the compensation earned by our NEOs based on the Company's 2023 performance. The final part sets out the 2023 compensation actually earned by, awarded to, or available to the NEOs in the tables prescribed by SEC regulations. The tables and related disclosures responding to the SEC's recently mandated "Pay versus Performance" disclosure rule are set forth later in this proxy statement.

PART I - Overview

Compensation Philosophy and Objectives
The Compensation Committee strongly believes in pay for performance.
The principal objectives of the Company's executive compensation program are to:
•Enable the Company to attract and retain talented, well-qualified, experienced, and highly motivated executives whose performance will substantially enhance the Company’s performance;
•Reinforce the Company’s strategic objectives and core values;
•Align executive pay results with the Company’s performance results both in terms of short-term financial performance and long-term shareholder value creation, while not encouraging excessive risk taking; and
•Reflect sound governance principles and best practices.

To further these objectives, the Company:
•Targets total direct compensation opportunities near the market median, with other relevant factors also being considered when making pay determinations (e.g., experience, growth potential, internal equity, succession planning, etc.);
•Provides a higher portion of target total compensation in the form of variable incentives than fixed base salary, such that actual compensation earned by our executives increases or decreases based on Company performance and shareholder value;
•Utilizes both short-term and long-term incentives to appropriately balance the achievement of annual operating plans, multi-year financial objectives, and long-term shareholder value creation;
•Evaluates performance measures, weights, and goals annually to ensure alignment with the Company’s business strategy and performance expectations, which evolve as the operating environment and business mix change; and
•Denominates and settles long-term incentive awards in Company stock and requires executives to achieve and maintain a minimum level of stock ownership and prohibit the selling of shares (net of taxes) until the minimum ownership level is attained.
Elements of Compensation

The Company's executive compensation program incorporates several components of compensation. Not every component need be granted, or made available, to all executives. Flexibility in the use of each discrete component provides the Committee the ability to adjust to changes in market conditions and for performance. This flexibility is evidenced in the Committee's practice of adjusting the allocation between long- and short-term compensation, and in its varying use of cash and non-cash elements. In 2023, the principal components of the executive compensation program are summarized in the following chart and described in more detail below.

Key Elements of Compensation

•Annual Base Salary - Core cash portion of compensation.
•Annual Incentive Plan - Annual cash incentive bonuses.
•Performance Awards - Cash and share-based awards to reward performance for senior executives.
•Performance Phantom Awards - Retention and performance awards for top managers other than the senior executives.
•Restricted Stock Units - Special grants made from time-to-time to senior executives.

Base Salary

Annual base salary constitutes the core cash portion of the compensation for every member of management, including the Company's NEOs. In determining the appropriate amount to be established as base salary, the Committee considers benchmarking data, the executive's past performance, his or her individual importance to the Company, and internal equity.
Annual Incentive Plan
The Company provides certain managers with an opportunity to earn an annual cash incentive bonus. These bonus opportunities are established pursuant to the Company's 2017 and 2023 Incentive Plans. Although the amount of the bonus actually paid to a manager is determined by the Committee in its sole discretion, it is generally based upon Company, business unit, and/or individual performance against established targets for the year of grant. Target bonus opportunities are established as a percentage of base salary. The Committee generally excludes the senior management team (consisting of the CEO and approximately three to five top executives working most closely to him) from the annual cash incentive bonus and did so again in 2023. Instead, the senior management team is granted Performance Awards, as described below. Participation in the annual cash incentive bonus program is limited to approximately 350-400 managers worldwide.

Under the Annual Incentive Plan, a bonus at the targeted level is paid only if the Committee determines that the performance levels that it considers appropriate for the particular year have been achieved. Lesser cash incentives may be paid if such performance levels are not achieved, and larger incentives will be paid if performance exceeds such levels. Threshold performance levels are also established and performance below the threshold levels would generally result in no bonus being earned. Maximum performance levels are also established. The threshold, target and maximum performance levels are established by reference to the annual operating plan approved by the Board of Directors.

Performance Awards
Performance Awards are granted pursuant to the Company's 2017 and 2023 Incentive Plans to the senior executive team only. They are designed to reward performance. In granting Performance Awards, the Committee considers:
(1)     the alignment between the performance goals and the Company's business objectives,
(2)     advice from its executive compensation consultant regarding the total value of the awards as a percentage of total direct compensation, as well as the ideal frequency of various award outcomes, and
(3)    the amounts of Performance Awards actually earned in prior years.
The performance period for the short-term performance incentive awards granted in 2023 was the 2023 fiscal year. This annual performance period award (the “APP Performance Award”) entitled the recipient to receive between 0% and 200% of the target award, denominated as a dollar amount, based on the extent to which certain performance goals were attained during 2023. Once determined, earned awards were paid out in full in cash in March 2024. The performance period for the long-term performance incentive awards granted in 2023 runs from January 1, 2023 through December 31, 2025.
Beginning in 2021, recipients are granted two multi-year performance period awards. The first of these long-term incentives, referred to as the “MPP Performance Award”, entitles the recipient to receive between 0% and 200% of the target award, denominated in shares, based upon the extent to which certain cumulative performance goals were attained at the end of the three-year performance period. Once determined, the awards will be paid out in full in stock in early 2026. For the second of the long-term incentives, the grants are share-settled restricted stock units under the Company’s 2017 and 2023 Incentive Plans. Under this award, each recipient is awarded a fixed number of number of shares which vests ratably over the three-year performance period and is paid in Class A common stock upon vesting.
When establishing performance goals for all performance-based incentive compensation, the Committee intends that there be a rather high probability that threshold levels will be met, and a rather low probability that maximum levels will be met. The performance measurement metrics and goals for the 2023 performance-based incentive compensation program were drawn from the annual operating plan approved by the Board of Directors for 2023.
Performance Phantom Stock
Performance Phantom Stock is granted pursuant to the Company's Performance Phantom Stock Plan (the “Performance Phantom Stock Plan”). These grants function as a retention incentive, but with a performance component. The size of any grant is determined primarily on the basis of salary and grade level, internal equity, consideration of the employee's value to the Company, and the retentive effect of previously awarded incentives that remain outstanding. The number of units ultimately earned depends on Company performance measured against Company-wide goals established at the beginning of the one-year performance period.
Members of the senior management team have not participated in, and are not expected to participate in, this Plan. These grants are targeted to approximately 125-150 managers below the senior management team, who also participate in the annual cash incentive bonus program.

Restricted Stock Units
Restricted Stock Units (“RSUs”) can also be granted pursuant to the Company's Restricted Stock Unit Plan (“RSU Plan”), to function primarily as retention incentives. These RSUs are separate and distinct from the RSUs awarded under the Company's 2017 and 2023 Incentive Plans, and have been used only rarely since 2010. From time to time, however, both before and after 2011, the RSU Plan has been utilized to make special grants to members of the senior management team as part of special executive retention incentives. In those times, grants have been made to individual members of the senior management team, under unique situations, and not to the group as a whole.

Other Plans and Programs
In addition to the foregoing, the Company maintains a tax-qualified 401(k) defined contribution plan (the "401(k) Plan") in which all U.S. employees are generally eligible to participate. Under the 401(k) Plan, a participant is entitled to contribute up to 100% of his or her income (subject to IRS-imposed limitations). The Company will match contributions made by the employee under the 401(k) Plan, up to a maximum of 5% of the employee's pre-tax income. The Company also maintains a profit-sharing plan for all eligible U.S. employees. Under the profit-sharing plan, the Company makes an additional, discretionary profit-sharing contribution to the accounts of eligible participants in the 401(k) Plan. The amount of the Company's contribution is generally determined using a formula similar to one used to determine the Company CEO's performance under his annual APP Performance Award. The actual amount is determined by the Committee in its sole discretion, and typically amounts to between 1% and 3% of each participant's annual salary. Beginning in 2024, the Committee set a minimum of 2% and maximum of 5% for the Company's profit-sharing contribution. The contributions are made in cash and allocated to investments chosen by plan participants.
The Company no longer maintains the tax-qualified defined benefit plan (i.e., a pension plan) for U.S. employees. That plan was terminated effective September 30, 2021, and subsequently wound down. All remaining pension benefits were either paid out as lump sums or transferred to group annuity contracts. None of the Company's current NEOs were participants in that plan.
Employees located outside of the United States may enjoy benefits under local government-mandated retirement or pension plans, as well as supplementary pension or retirement plans sponsored by local Company affiliates. Mr. Halftermeyer is the only NEO employed outside of the United States. As a French citizen serving as an employee of a Swiss subsidiary of the Company while on an international assignment, he accrues benefits under both a private pension plan maintained by the Swiss subsidiary as required by Swiss law, and as an expatriate under a French government-sponsored pension program. The Company pays both the employer and employee contributions for these programs in order to maintain Mr. Halftermeyer's participation during his expatriation. The amounts paid by the Company toward both pension plans during 2023 are reported in the “Summary Compensation Table” on page 37, and the present value of the benefits accumulated under the Swiss private pension plan are reported in the “Pension Benefits” table on page 45.
Shareholder “Say on Pay”

For 2023, the Committee once again implemented the same compensation program structure it has used since 2010. Although the results of the 2023 “say on pay” vote were not available when the Committee was adopting the 2023 compensation program in February 2023, voting results from prior years had a significant impact on that decision. When the vote was eventually held in 2023, the votes for approval represented 93.26% of the votes cast.
Roles in Structuring Compensation
The Role of Compensation Committee
The Committee is responsible for reviewing and approving compensation for all of the Company's executive officers. The Committee considers, adopts, reviews, and revises the various compensation plans, programs and guidelines, and reviews and determines all components of each executive officer’s compensation. The Committee also reports to, and receives feedback from, the full Board of Directors each quarter. With respect to CEO compensation, the determination of the Committee reflects advice and input from the full Board of Directors and takes into account the full Board’s assessment of CEO performance.
The Role of Consultants and Advisors
The Committee’s Charter charges the Committee with the responsibility to obtain advice and assistance from outside legal or other advisers or consultants as the Committee may from time to time deem appropriate, and to determine the compensation and other terms of service of such advisers and consultants. The Committee has exclusive power to select, retain, and terminate the services of any such advisers or consultants to assist in evaluating the compensation of the CEO or senior executives, and sole power to determine the compensation and other terms of service of such consultants. The Committee's Charter provides that the Company shall provide for the payment of fees and compensation to any advisers or consultants so employed by the Committee.

The Role of the Compensation Consultant
The Committee retains Pearl Meyer & Partners (“Pearl Meyer”) as an executive compensation consultant to provide benchmarking and comparative compensation analysis. Pearl Meyer's findings and recommendations form part of the basis used in the ongoing review and design of the Company's compensation programs. Their analysis is now performed bi-annually in the case of the Company's CEO, CFO and business unit Presidents, and periodically with respect to other members of the senior management team. Analyses completed by Pearl Meyer in early 2023 were considered by the Committee when establishing 2023 total direct compensation targets and base salary increases.
The Role of Executive Officers
The Committee's Charter provides that input from management is expected, and in some instances required, in connection with the Committee's exercise of its responsibilities. Company management does make recommendations to the Committee from time to time regarding the elimination or modification of existing benefit plans, or the adoption of new plans. In addition, although the Committee has traditionally been responsible for reviewing and approving salary ranges for senior management, such ranges and changes are typically proposed to the Committee by the Company’s CEO after consultation with personnel from the Company’s Human Resources function.
Other Compensation Policies and Considerations
Timing of Awards and Grants
Base salary increases are determined by the Committee at its first meeting after completion of the fiscal year when all relevant data is available. This meeting typically occurs in February, with increases becoming effective in April. The Committee also typically approves Performance Award grants, annual cash incentive bonuses, the amount of the Company's profit-sharing contribution, and Performance Phantom Stock grants at this meeting.
The Effect of Prior or Accumulated Compensation
When considering each element of compensation, the Committee reviews historic compensation summaries for each executive officer and other members of the senior management team. These summaries show all material elements of annual and long-term compensation actually earned by each executive in the immediate prior year and, depending on the executive's length of service, several years prior thereto. They also show the outstanding balances of RSU or Phantom Stock grants and any equity-based awards, and the unrealized gains on those balances. The Committee considers this information before approving new Performance Awards, base salary increases, or final annual cash incentive bonuses for the prior year. These summaries are used to determine how effectively past compensation practices satisfy the Committee's objectives.
Although these summaries provide insight into an executive's accumulated compensation, it is the Committee's view that neither the historical data nor any perceived wealth accumulation justifies a change in either the Committee's current compensation philosophy or the elements of compensation employed. It is the Committee's belief that an executive's accumulated compensation is the result of his or her achievement of a series of objectives over time. Furthermore, it is the Company's view that the effect of such accumulated compensation is not sufficient to call into question the Committee's objective of compensating individuals based on their individual importance to the Company in achieving strategic objectives. The Committee views “realizable” future compensation as having been earned by the employee based on past employment and performance. As a result, such “realizable” future compensation has generally had little, if any, bearing on the amount or timing of new compensation approved or awarded. The Committee does not believe that the compensation paid to its executives, including the NEOs, or any individual element of that compensation, is lavish or extraordinary.
Independence of Compensation Consultant and Identity of Benchmarking Group
For its 2023 benchmarking and comparative compensation analysis, the Committee again retained the services of Pearl Meyer. The Committee has used the services of Pearl Meyer since 2010. The Company paid Pearl Meyer $121,490 for services during 2023, including such benchmarking and comparative compensation analysis. The Committee routinely assesses the independence of Pearl Meyer using criteria established by the New York Stock Exchange and has consistently determined them to be independent.
For 2023, Pearl Meyer benchmarked individual compensation against a peer group of companies approved by the Committee in May 2022. The peer group consisted of 19 publicly-traded U.S. companies (identified below) in the same or related industries with comparable revenues, employees, and international operations. The benchmarking data used was derived from proxy statements filed by these companies prior to 2022, which explains why the list may, from time to time, contain companies that are no longer publicly traded.
The peer group of comparable publicly traded U.S. companies consisted of the following:

Teledyne Technologies Incorporated	ESCO Technologies Inc. Mercury Systems, Inc.	Curtiss-Wright Corporation
Woodward, Inc.	TriMas Corporation	Hexcel Corporation
Franklin Electric Co., Inc.	Kaman Corporation	Nordson Corporation
EnPro Industries, Inc.	HEICO Corporation	BWX Technologies, Inc.
Barnes Group, Inc.	Kadant, Inc.	Triumph Group, Inc.
SPX Corporation	SPX Flow, Inc.	Graco, Inc.
Representatives from Pearl Meyer communicate directly with members of management as needed, including the Company's CEO and personnel from the Human Resources function, with the acknowledgement and encouragement of the Committee. However, the consultant is retained by, instructed by, serves for, and reports to the Committee, and its main point of contact remains the Chairman of the Committee. Notwithstanding the use of a compensation consultant, the Committee is ultimately responsible for all compensation matters.
The Impact of Accounting or Tax Considerations
When confronted with a choice between two comparable forms of compensation, the Committee has in the past favored the form with the lower tax cost (to the employee and/or the Company), more favorable accounting treatment, or more favorable impact on the Company's borrowing cost pursuant to its primary revolving credit facility.
Equity Ownership Requirements or Guidelines
The Company's Board of Directors has adopted stock ownership guidelines for the Company's CEO and all other NEOs. Those guidelines provide that the CEO is expected to own and hold shares of the Company's Common Stock (Class A) equal in value to five times current base salary. The other NEOs are expected to own and hold shares equal in value to two times their base salary. There is no deadline by which these targets should be attained, but at any time that the value of one's holdings is less than his or her target, he or she will be expected to retain, in addition to all shares already owned, (1) all shares acquired upon the exercise of any stock options, and (2) all shares received upon a distribution of shares pursuant to the terms of any Performance Award (in each case, net of shares used, if any, to satisfy the exercise price, taxes, or commissions). Messrs. Kleveland, Starr, Harwell and Gaug had not reached the applicable guideline by the end of 2023, but Mr. Halftermeyer did own shares of value equal to at least two times his base salary. The Committee does not believe that adoption of share ownership guidelines for other officers is warranted at this time.
Compensation Clawback Policy
The “clawback” provisions under the annual and long-term incentive awards granted to the Company's NEOs provide that the awards are subject to any written clawback policies adopted by the Company and that repayment of the awards and amounts paid or realized with respect to the awards may be required under certain circumstances. Pursuant to the Company's Incentive Compensation Recovery Policy adopted as of August 24, 2023 (the "Clawback Policy"), the Company's Board of Directors is authorized to recoup certain incentive compensation granted, paid, delivered, awarded or otherwise received by an executive officer in the event the Company is required to prepare an accounting restatement of its financial statements due to the Company's noncompliance with financial reporting regulations, a financial metric underlying the grant of an award was calculated incorrectly, and as a result of wrongful conduct by the executive. The Board of Directors is authorized to construe the Clawback Policy and make all determinations necessary, appropriate, or advisable for the administration of the Policy.
Anti-hedging Policy

No officer, director or employee of the Company is permitted to purchase or use, directly, or indirectly, through family members or other persons or entities, financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to offset or hedge any decrease in market value of Company securities.
Risk Assessment of Compensation Plans and Programs
During 2023, the Committee, after reviewing its compensation plans and programs, particularly those components which are employed as part of the incentive compensation plans for the NEOs and other executives, re-affirmed its prior determinations that such plans and programs are not reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the Committee compiled an inventory of all executive compensation plans and programs globally and evaluated those plans and programs as potential contributors to Company risks. The conclusion is based on the finding that the Company's executive compensation structure consists of a balanced mix of components that utilize both equity and cash elements, impose caps on incentives, apply multiple performance measures, establish staggered performance and payout periods, and rely upon the Committee's use of discretion in approving final awards. The Committee also noted the Company's policies related to severance, perquisites, and change-in-control provisions, as well as its adoption of clawback/recoupment mechanisms. During its discussion, the Committee recognized its own oversight responsibilities and noted that it requires all senior management incentive compensation calculations to be reviewed by its external auditor. It then determined that its practices, coupled with the structure of the executive compensation plans and programs, appropriately mitigate any risks associated with compensation programs.
Employment Contracts — Named Executive Officers
On August 21, 2023, the Company entered into an Employment Agreement with Mr. Kleveland in connection with his appointment as its President and Chief Executive Officer. The Agreement provides that employment may be terminated by either party at any time. It provides for an annual base salary of $900,000, an Annual Performance Period ("APP") Award, a Multi-year Performance Period ("MPP") Award, a share-settled restricted stock unit ("RSU") award, a one-time sign-on award in the form of share-settled RSUs, and eligibility to participate in subsequent year APP and MPP programs. The Agreement entitles Mr. Kleveland to three weeks of vacation with pay in 2023 and four weeks per calendar year thereafter, or such greater amount as the Company’s vacation policy applicable to executive officers provides, and entitles him to participate in the Company’s employee benefit plans, policies, and arrangements applicable to executive officers generally (including, for example, 401(k), health care, vision, life insurance, and disability); in each case, as the same may exist from time to time, as well as such perquisites as may from time to time be made generally available to senior executives of the Company. The Agreement includes a severance provision that is more fully described below. As of December 31, 2023, the Company had not entered into employment contracts with any other NEO.

Structuring the 2023 Compensation Program — Pay for Performance

The first step to determining 2023 compensation for NEOs was to establish a total direct compensation target for each executive. The Committee considers benchmarking data as well as the executive's past performance and his or her individual importance to the Company when establishing such targets. The Committee considers the total direct compensation target and base salary paid to similarly-situated executives at companies included in its benchmarking group (see page 29). It also notes the mean and median compensation paid to executives in the benchmarking group and compares those amounts to the amounts awarded to the Company's own executives in prior years.
Once total direct compensation targets are established, the Committee selects the compensation elements to be used, and allocates the targeted compensation among the selected components. In making these determinations, the Committee reviews the mix of the compensation paid to executives in the benchmarking group, focusing on long-term and short-term compensation, fixed and variable components, and the ratio of earned compensation paid as equity or cash. The Committee determined that the 2023 total direct compensation target opportunities for NEOs would be paid as base salary, and through short-term and long-term incentive compensation awards. The Committee then allocated how much of the total direct compensation target would be allocated to each component based on benchmarking data, internal equity and other considerations.
After the total direct compensation target was allocated among these components, the Committee established the performance measurement metrics and goals against which each NEO's performance would be judged to determine how much of the incentive compensation, if any, would be earned by that NEO at the end of 2023. Lastly, the Committee determined the form in which each component should be paid, if earned. Base salary and the short–term incentive award were both established as cash compensation, while long-term performance incentive awards were determined to be payable in equity.
2023 NEO Compensation Opportunities
Following the structure described above, the Committee established a total direct compensation target for each of the Company's NEOs for 2023 as follows:

	2023 Total Direct	2022 Total Direct
NEO	Compensation Target	Compensation Target	% Change

A. William Higgins	$4,645,000	$4,100,000	13.29%

Gunnar Kleveland	$4,500,000	N/A	N/A

Stephen Nolan	$1,822,481	$1,744,000	4.50%

Robert Starr	$2,553,600	N/A	N/A

Daniel Halftermeyer	$1,696,662	$1,574,400	7.77%

Greg Harwell	$1,617,588	$1,470,000	10.04%

Joseph Gaug	$1,150,389	$1,012,922	13.57%

The Committee then determined the amount of the total direct compensation target that should be paid as base salary.

	2023	% of Total	2023 to 2022
NEO	Base Salary	Direct Target	% Change

A. William Higgins	$1,045,000	22.50%	10.0%

Gunnar Kleveland	$900,000	20.00%	N/A

Stephen Nolan	$569,525	31.25%	4.5%

Robert Starr	$570,000	22.32%	N/A

Daniel Halftermeyer	$514,140	30.30%	4.5%

Greg Harwell	$513,520	31.75%	4.8%

Joseph Gaug	$434,109	37.74%	5.0%

Lastly, the Committee determined the proper allocation between stock and cash for the performance awards and RSU grants. For 2023, the MPP Performance Award allocation was 100% stock, and a distinct target share opportunity was identified. Similarly, since the RSUs are settled in shares, a distinct share amount was also established. Moreover, since the MPP Performance Award and the RSU grant were each intended to represent fifty percent (50%) of each senior executive’s long-term incentive, the share grant amounts were equal. The grant date share price was used to determine the actual number of shares granted in the RSU award and the actual number of shares for the MPP Performance Award stock target. For the APP Performance Award, the allocation was 100% cash, and a target dollar amount was identified in the award agreement. The following table sets forth the target opportunities established for each of the NEOs for the MPP Performance Award and the APP Performance Award, and the number of shares granted in the RSU Award.

	APP	MPP
NEO	Opportunity Cash	Opportunity Shares	RSU Shares granted

A. William Higgins	$1,200,000	11,842	11,842

Gunnar Kleveland	$300,000	7,500	7,500

Stephen Nolan	$398,668	0	4,215

Robert Starr	$399,000	8,158	8,158

Daniel Halftermeyer	$359,898	4,059	4,059

Greg Harwell	$385,140	3,547	3,547

Joseph Gaug	$282,171	2,142	2,142

PART II - 2023 EXECUTIVE COMPENSATION EARNED

Performance Award Metrics and Goals

The 2023 APP Performance Awards granted to NEOs contained performance measurement metrics and goals appropriate to that executive. In some cases, where appropriate, executives may share a metric and its related goal. The following tables set forth the metrics chosen for each NEO’s APP Performance Award, and the percentage that each metric counted toward the NEO’s overall performance. (The definitions of the listed metrics are contained in Exhibit A to this Proxy Statement.)

Higgins, Kleveland, Nolan, Starr & Gaug
Performance Metrics	Weight
1. 2023 AIN Adjusted EBITDA	80%
2. AIN TRIR	10%
3. AIN Compliance/Control Failures	5%
4. AIN Compliance/Controls Testing	5%
Halftermeyer
Performance Metrics	Weight
1. 2023 MC Adjusted EBITDA	80%
2. AIN TRIR	10%
3. MC Compliance/Control Failures	5%
4. MC Compliance/Controls Testing	5%
Harwell
Performance Metrics	Weight
1. 2023 AEC Adjusted EBITDA	80%
2. AIN TRIR	10%
3. AEC Compliance/Control Failures	5%
4. AEC Compliance/Controls Testing	5%

The threshold, target and maximum goals for these metrics were as follows:

Performance Metric	Performance Metric Percentage Goals
	Threshold	Target	Maximum
2023 AIN Adjusted EBITDA =	$176.4M	$228.9M	$281.4M
AIN TRIR =	1.4 TRIRs	0.9 TRIRs	0.70 TRIRs
2023 MC Adjusted EBITDA =	$164.2M	$205.2M	$246.2M
2023 AEC Adjusted EBITDA =	$59.2M	$84.6M	$110.0M
AIN Compliance/Control Failures	To Be Calculated as Described in Exhibit A
AIN Compliance/Controls Testing	To Be Calculated as Described in Exhibit A
MC Compliance/Control Failures	To Be Calculated as Described in Exhibit A
MC Compliance/Controls Testing	To Be Calculated as Described in Exhibit A
AEC Compliance/Control Failures	To Be Calculated as Described in Exhibit A
AEC Compliance/Control Testing	To Be Calculated as Described in Exhibit A

  The following table sets forth the metrics chosen for each NEO’s 2023 MPP Performance Award, and the percentage that each metric counted toward overall performance. In each case, these metrics are aggregated to reflect the three-year performance period, and the goals established as the cumulative projected results for each metric in 2023, 2024, and 2025. The Committee has determined that disclosing actual goals would result in competitive harm to the Company.

Higgins, Kleveland, Nolan, Starr & Gaug
Performance Metric	Weight
Aggregate AIN Adjusted EBITDA	100%
Halftermeyer
Performance Metric	Weight
1. Aggregate AIN Adjusted EBITDA	40%
2. Aggregate MC Adjusted EBITDA	60%
Harwell
Performance Metric	Weight
1. Aggregate AIN Adjusted EBITDA	40%
2. Aggregate AEC Adjusted EBITDA	60%

According to the applicable incentive plan and award agreements, the foregoing goals (including the threshold and maximum goals) are subject to subsequent adjustment in the event of unanticipated business developments during the applicable performance periods, such as acquisition or divestiture of business operations.
The Committee purposefully chose to utilize Adjusted EBITDA metrics in both the short-term and long-term performance incentive grants. It was the Committee’s determination that creating an incentive for the senior executive team based on adjusted EBITDA was consistent with the Company’s goals and strategies, and that a three-year performance period created sufficient balance against a one-year performance period.
Achievement of Goals and Awards Earned
The Committee is responsible for reviewing performance against goals and establishing final incentive compensation payouts at the end of each performance period. It is at that point when the total direct compensation actually earned by the NEO can be determined. In early 2024, and based on the Company’s 2023 financial statements, and other corporate records, the Committee determined one-year performance versus threshold, target and maximum goals for each performance metric. The Committee determined:
•2023 AIN Adjusted EBITDA was $261.9 million, representing an achievement of 162.9% of goal;
•The total recordable incident rate at the company-wide level was 0.54, resulting in an achievement of 200% of goal;
•2023 MC Adjusted EBITDA was $228.7 million, representing an achievement of 157.3% of goal; and
•2023 AEC Adjusted EBITDA was $91.1 million, representing an achievement of 125.7% of goal.

Regarding the Compliance metrics identified above, the Committee exercised its discretion and determined that AIN achieved a performance metric percentage attainment of 150%, the MC business segment achieved a performance metric percentage attainment of 200%, and the AEC business segment achieved a performance metric percentage attainment of 100%. And, regarding the identification and remediation of any Medium or High findings within the Company’s internal audit reports, the Committee found that there were no Medium or High findings overdue at the end of the year, and that there were no High findings, at all, during the year (see, Exhibit A).
Based upon the level of achievement of the foregoing performance measurement metrics, the Committee determined each NEO’s overall performance percentage achieved, and calculated the amount of APP Performance Award targets actually earned, as follows:

Overall Performance Achievement	Kleveland 165.9%	Starr 165.9%	Halftermeyer 165.9%	Harwell 135.6%	Gaug 165.9%
Cash Earned	$497,700	$496,456	$597,071	$522,250	$469,449

Mr. Higgins' 2023 APP Performance Award was paid at target upon his retirement from the Company on September 1, 2023. Mr. Nolan forfeited his 2023 APP Performance Award in its entirety upon his voluntary resignation from the Company during 2023.
It should be noted, that the 2023 APP Performance Awards for Messrs. Kleveland, Starr and Gaug provided that their final performance achievement percentage could not be higher than the greater of the Performance Percentages achieved by either the President – Global MC or the AEC Group President under their Annual Performance Bonus Agreements for 2023. Thus, Messrs. Kleveland, Starr and Gaug's achievement levels were capped at 165.9%.
Additionally, in accordance with the terms of the award agreements, a portion of the RSUs granted to each of the NEOs as part of their 2023 long-term incentives vested and became payable in March 2024. One-third of each NEO’s target vested and was paid in shares. The number of shares paid to each NEO is set forth in the following table:

	Kleveland	Starr	Halftermeyer	Harwell	Gaug
Shares Earned	2,500	2,719	1,353	1,182	714
These shares were in addition to any shares that vested under RSU grants made in prior years.

All outstanding RSUs granted to Mr. Higgins as part of his 2021, 2022 and 2023 long term incentive awards became payable at his retirement on September 1, 2023.

Mr. Nolan did not receive a RSU payout for 2023 as all unvested RSUs from prior grants were forfeited upon Mr. Nolan's voluntary resignation from the Company pursuant to the terms of the applicable RSU Award Agreements.

The performance period for MPP Performance Awards granted in 2023 runs through December 31, 2025. The Company considers compensation earned under an MPP Performance Award to have been earned over the entirety of the performance period. However, 2023 was also the final year of the three-year performance period for MPP Performance Awards granted in 2021.
The performance measurement metrics for each of the NEOs in the 2021 MPP Performance Awards and the percentage that each metric counted toward overall performance were as follows: The threshold, target and maximum goals for the metrics are presented in the subsequent table.

Performance Metric	Performance Metric Percentage Goals
	Threshold	Target	Maximum
Aggregate AIN Adjusted EBITDA =	$526.6M	$675.1M	$823.6M
Aggregate MC Adjusted Reported EBITDA =	$472.6M	$590.7M	$708.8M
Aggregate AEC Adjusted Reported EBITDA =	$168.2M	$240.3M	$312.4M
In early 2024, based on the Company’s financial statements for 2021 through 2023 (which include each year in the performance period), the Committee determined performance versus threshold, target and maximum goals for the foregoing performance metric. The Committee determined that:
•Aggregate AIN Adjusted EBITDA over the three-year period was $778 million, representing an achievement of 169.2% of target;
•Aggregate MC Adjusted Reported EBITDA was $690 million, representing an achievement of 183.8% of target; and
•Aggregate AEC Adjusted Reported EBITDA was $244 million, representing an achievement of 105.5% of target.

Based on the level of achievement of that performance measurement metrics, the Committee determined the overall performance percentage achieved by each NEO and calculated the amount of their MPP Performance Award targets actually earned, as follows:

	Higgins	Nolan	Halftermeyer	Harwell	Gaug
Overall Performance Achievement	169.2%	169.2%	178.0%	131.0%	169.2%
Shares Earned	21,202	6,283	5,870	4,826	2,922

Messrs. Kleveland and Starr were not granted 2021 MPP Performance Awards. Mr. Nolan's achievement and payout is prorated to reflect the period of time he was actually employed during the Performance Period.

PART III
REQUIRED COMPENSATION TABLES
Summary Compensation Table
The following table sets forth information concerning the compensation of the Named Executive Officers for 2021, 2022 and 2023.

Name and Principal Position	Year	Salary ($)		Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Nonequity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation ($)		Total

A. William Higgins, Former President and CEO	2023	$672,917		—	$2,400,000	—	$1,200,000	(5)	—	$27,732	(6)	$4,300,649
	2022	$931,250		—	$2,200,000	—	$1,486,111	(7)	—	$43,121	(8)	$4,660,482
	2021	$868,750		—	$2,000,000	—	$1,838,475	(9)	—	$18,486	(10)	$4,725,711

Gunnar Kleveland, President and CEO	2023	$300,000		—	$3,300,000	—	$507,480	(11)	—	$139,669	(12)	$4,247,149

Stephen Nolan, Former Chief Financial Officer	2023	$149,393		—	$427,106	—	$—	(13)	—	$8,438	(14)	$584,937
	2022	$545,000		—	$817,500	—	$619,232	(15)	—	$11,704	(16)	$1,993,436
	2021	$545,000		—	$790,250	—	$765,063	(17)	—	$14,647	(18)	$2,114,960

Robert Starr, Chief Financial Officer	2023	$412,885		—	$1,454,898	—	$507,214	(19)	—	$80,939	(20)	$2,455,936

Daniel Halftermeyer, President, Machine Clothing	2023	$787,588	(21)	—	$2,322,624	—	$597,071	(22)	$50,064	$226,732	(21,23)	$3,984,079
	2022	$672,071	(24)	—	$738,000	—	$549,318	(25)	$11,310	$200,240	(24,26)	$2,170,939
	2021	$701,486	(27)	—	$526,440	—	$524,275	(28)	$38,429	$198,190	(27,29)	$1,988,820

Greg Harwell, President, Albany Engineered Composites	2023	$507,640		—	$2,218,928	—	$533,008	(30)	—	$22,988	(31)	$3,282,564
	2022	$490,000		—	$637,000	—	$546,159	(32)	—	$19,397	(33)	$1,692,556
	2021	$490,000		—	$588,000	—	$596,415	(34)	—	$15,476	(35)	$1,689,891

Joseph Gaug, VP - General Counsel & Secretary	2023	$428,942		—	$434,109	—	$480,207	(36)	—	$21,523	(37)	$1,364,781
	2022	$408,516		—	$330,750	—	$439,368	(38)	—	$19,209	(39)	$1,197,843
	2021	$398,062		—	$275,625	—	$478,194	(40)	—	$15,284	(41)	$1,167,165

(1)
The figure provided represents the Annual Incentive Plan bonus earned, or any additional discretionary bonus awarded, during that year, if any, for performance during that year, but which was actually paid in the subsequent year.

(2)
The figure provided for each year represents the grant date fair value, in dollars, of (a) the target share amounts contained in any Performance Awards granted during that year under the 2017 or 2023 Incentive Plans, (b) all Restricted Stock Units granted in that year under the Company’s Restricted Stock Unit Plan, and (c) all Performance Phantom Stock granted in that year under the Company’s Performance Stock Plan. In all cases, the total presented is the aggregate grant date fair value computed in accordance with FASB ASC Item 718.

(3)	No options have been granted since 2002.
(4)	The figure provided for each year, if any, represents the aggregate change in the actuarial present value of each NEO’s (except Mr. Halftermeyer’s) accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) from the prior year. The change is calculated between the pension plan measurement dates used by the Company for financial statement reporting purposes in each year. The figure also reflects any changes in actuarial assumptions. Reference is made to Note 4 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for a discussion of these assumptions. The figure provided for Mr. Halftermeyer represents the change in present value of the private pension purchased for Mr. Halftermeyer through a Swiss insurance company in accordance with Swiss law (see footnote 4 to the “Pension Benefits” table on pp. 45). There were no above-market or preferential earnings during 2021, 2022 or 2023 for any of the NEOs under any deferred compensation plans.
(5)	The figure provided represents the actual cash award received relative to the officer's APP Performance Award granted under the 2017 Incentive Plan, earned and paid during 2023.
(6)
Includes (a) Company-matching contributions of $13,000 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan and (b) a premium of $14,732 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer.

(7)	Includes (a) profit-sharing of $10,736 under the Company’s U.S. profit-sharing plan and (b) $1,475,375, the actual cash award received relative to his APP Performance Award granted under the 2017 Incentive Plan, in each case earned during 2022 and paid during 2023.
(8)	Includes (a) Company-matching contributions of $13,937 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan; (b) a premium of $11,484 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer; and (c) relocation expenses of $17,700.
(9)	Includes (a) profit-sharing of $11,600 under the Company’s U.S. profit-sharing plan and (b) $1,826,875, the actual cash award received relative to his APP Performance Award granted under the 2017 Incentive Plan, in each case earned during 2021 and paid during 2022.
(10)	Includes (a) Company-matching contributions of $14,250 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan; (b) a premium of $1,494 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer; (c) relocation expenses of $1,685 and (d) a taxable award of $1,057.
(11)
Includes (a) profit-sharing of $9,780 under the Company's U.S. profit-sharing plan and (b) $497,700, the actual cash award received relative to the officer's APP Performance Award granted under the 2023 Incentive Plan, in each case earned during 2023 and paid during 2024.

(12)
Includes (a) a premium of $1,334 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer and (b) relocation expenses of $138,335.

(13)
The officer did not receive profit-sharing under the Company's U.S. profit-sharing plan or earn a cash award relative to his APP Performance Award as a result of the officer's voluntary separation from the Company during 2023.

(14)
Includes (a) Company-matching contributions of $7,470 to the officer's account under the Company's ProsperityPlus 401(k) defined contribution plan and (b) a premium of $968 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer.

(15)	Includes (a) profit-sharing of $10,736 under the Company’s U.S. profit-sharing plan and (b) $608,496 the actual cash award received relative to his APP Performance Award granted under the 2017 Incentive Plan, in each case earned during 2022 and paid during 2023.
(16)	Includes (a) Company-matching contributions of $11,417 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan; and (b) a premium of $287 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer.
(17)	Includes (a) profit-sharing of $11,600 under the Company’s U.S. profit-sharing plan and (b) $753,463 the actual cash award received relative to his APP Performance Award granted under the 2017 Incentive Plan, in each case earned during 2021 and paid during 2022.
(18)	Includes (a) Company-matching contributions of $13,562 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan; and (b) a premium of $1,085 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer.
(19)
Includes (a) profit-sharing of $10,758 under the Company's U.S. profit-sharing plan and (b) $496,456, the actual cash award received relative to his APP Performance Award granted under the 2017 Incentive Plan, in each case earned during 2023 and paid during 2024.

(20)
Includes (a) Company-matching contributions of $12,117 to the officer's account under the Company's ProsperityPlus 401(k) defined contribution plan; (b) a premium of $3,750 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer; and (c) relocation expenses of $65,072.

(21)
Represents either the amount paid in euros, translated into U.S. dollars at the rate of 1.10373 dollars per euro, or the amount paid in Swiss francs, translated into U.S. dollars at the rate of 1.18833 dollars per Swiss franc, which are the rates used by the Company in its 2023 Consolidated Statements of Income and Retained Earnings.

(22)	Represents the actual cash award received relative to his APP Performance Award granted under the 2017 Incentive Plan earned during 2023 and paid during 2024.
(23)
Includes (a) a premium of $14,007 paid by the Company with respect to maintenance of private Swiss health insurance coverage; (b) contributions of $109,280 to maintain the NEO in French social programs, including state pension schemes, during his expatriation (of which approximately $30,740 was the officer’s employee contribution paid by the Company); (c) expenses of $101,186 related to the NEO’s international assignment, consisting of housing ($70,016) and tax adjustments ($31,170); and (d) perquisites of $2,259, valued on the basis of the taxable benefit for the private use of a Company car.

(24)	Represents either the amount paid in euros, translated into U.S. dollars at the rate of 1.05380 dollars per euro, or the amount paid in Swiss francs, translated into U.S. dollars at the rate of 1.04827 dollars per Swiss franc, which are the rates used by the Company in its 2022 Consolidated Statements of Income and Retained Earnings.
(25)	Represents the actual cash award received relative to his APP Performance Award granted under the 2017 Incentive Plan earned during 2022 and paid during 2023.
(26)	Includes (a) a premium of $12,164 paid by the Company with respect to maintenance of private Swiss health insurance coverage; (b) contributions of $97,574 to maintain the NEO in French social programs, including state pension schemes, during his expatriation (of which approximately $27,457 was the officer’s employee contribution paid by the Company); (c) expenses of $88,499 related to the NEO’s international assignment, consisting of housing ($61,261) and tax adjustments ($27,238); and (d) perquisites of $2,003, valued on the basis of the taxable benefit for the private use of a Company car.
(27)	Represents either the amount paid in euros, translated into U.S. dollars at the rate of 1.18306 dollars per euro, or the amount paid in Swiss francs, translated into U.S. dollars at the rate of 1.09415 dollars per Swiss franc, which are the rates used by the Company in its 2021 Consolidated Statements of Income and Retained Earnings.
(28)	Represents the actual cash award received relative to his APP Performance Award granted under the 2017 Incentive Plan earned during 2021 and paid during 2022.
(29)	Includes (a) a premium of $11,641 paid by the Company with respect to maintenance of private Swiss health insurance coverage; (b) contributions of $92,476 to maintain the NEO in French social programs, including state pension schemes, during his expatriation (of which approximately $28,985 was the officer’s employee contribution paid by the Company); (c) expenses of $91,983 related to the NEO’s international assignment, consisting of housing ($63,942) and tax adjustments ($28,041); and (d) perquisites of $2,090, valued on the basis of the taxable benefit for the private use of a Company car.
(30)
Includes (a) profit-sharing of $10,758 under the Company's U.S. profit-sharing plan and (b) $522,250, the actual cash award received relative to his APP Performance Award granted under the 2017 Incentive Plan, in each case earned during 2023 and paid during 2024.

(31)
Includes (a) Company-matching contributions of $15,169 to the officer's account under the Company's ProsperityPlus 401(k) defined contribution plan and (b) a premium of $7,819 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designation by the officer.

(32)	Includes (a) profit-sharing of $10,736 under the Company’s U.S. profit-sharing plan and (b) $535,423, the actual cash award received relative to his APP Performance Award granted under the 2017 Incentive Plan, in each case earned during 2022 and paid during 2023.
(33)	Includes (a) Company-matching contributions of $15,009 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan; and (b) a premium of $4,388 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer.
(34)	Includes (a) profit-sharing of $11,600 under the Company’s U.S. profit-sharing plan and (b) $584,415, the actual cash award received relative to his APP Performance Award granted under the 2017 Incentive Plan, in each case earned during 2021 and paid during 2022.
(35)	Includes (a) Company-matching contributions of $14,500 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan; and (b) a premium of $976 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer.
(36)
Includes (a) profit-sharing of $10,758 under the Company's U.S. profit-sharing plan and (b) $469,449, the actual cash award received relative to his APP Performance Award granted under the 2017 Incentive Plan, in each case earned during 2023 and paid during 2024.

(37)
Includes (a) Company-matching contributions of $15,120 to the officer's account under the Company's ProsperityPlus 401(k) defined contribution plan and (b) a premium of $6,403 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer.

(38)	Includes (a) profit-sharing of $10,736 under the Company’s U.S. profit-sharing plan and (b) $428,632, the actual cash award received relative to his APP Performance Award granted under the 2017 Incentive Plan, in each case earned during 2022 and paid during 2023.
(39)	Includes (a) Company-matching contributions of $15,250 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan; and (b) a premium of $3,959 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer.
(40)	Includes (a) profit-sharing of $11,600 under the Company’s U.S. profit-sharing plan and (b) $466,594, the actual cash award received relative to his APP Performance Award granted under the 2017 Incentive Plan, in each case earned during 2021 and paid during 2022.
(41)	Includes (a) Company-matching contributions of $14,500 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan; and (b) a premium of $784 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer.

CEO Pay Ratio
We are required to disclose:
• The median annual total compensation of all of our employees, excluding our CEO;
• The annual total compensation of our CEO; and
• The ratio between those two amounts.
Mr. Kleveland's total compensation for 2023 as reported in the Summary Compensation Table above was $4,247,149. However, Mr. Kleveland did not commence employment until September 1, 2023. On an annualized basis, his total compensation would have been $6,264,777 had he received his base salary and other benefits from January 1, 2023. Mr. Kleveland's sign-on bonus and relocation expenses were one-time payments that were included for the purposes of this calculation. Using the same format, the following table presents the annual total compensation of our median employee in 2023 (excluding Mr. Kleveland):

	Year	Salary ($)	Bonus	Stock Awards ($)	Option Awards ($)	Nonequity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

Median Employee	2023	$47,218	—	—	—	$1,539	(1)	—	$4,624	(2)	$53,381

(1)    Profit-sharing under the Company’s U.S. profit-sharing plan.

(2)    Includes (a) Company matching contributions of $1,750 to the employee's account under the Company's ProsperityPlus 401(k) defined contribution plan and (b) premiums of $2,874 paid by the Company with respect to life or other insurance for the benefit of the employee or beneficiaries designated by the employee.

The ratio of the two amounts (i.e., using Mr. Kleveland's annualized total compensation) is 117:1.
To perform the foregoing calculation, we started with the total number of employees working for the Company and its subsidiaries worldwide as of December 1, 2023; we used our entire worldwide employee population and did not use statistical sampling. We then determined total compensation paid to each employee for all of 2023, excluding only changes in value of any vested pension benefits, as we concluded that it would have been extremely burdensome to determine such changes for all employees. Each employee’s total compensation was then translated into U.S. dollars using the exchange rate applicable to each employee’s country of employment, as used by the Company in its 2023 Consolidated Statements of Income and Retained Earnings. On this basis, we determined that our median employee, for the purposes of this disclosure, was an employee working at the Company's corporate headquarters in Rochester, New Hampshire.

Grants of Plan-Based Awards

Name	Estimated Future Payouts Under Nonequity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards (2)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)		All Other Stock Awards: Number of Shares of Stock or Units (3) (#)		All Other Option Awards: Number of Securities or Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Value of Stock and Option Awards (4) ($)
A. William Higgins	2/24/23	$600,000	$1,200,000	$2,400,000	5,921	11,842	23,685		11,842	(5)	—	—	$2,399,900

Gunnar Kleveland	9/01/23	$150,000	$300,000	$600,000	3,750	7,500	15,000		27,858	(6)	—	—	$3,299,962

Stephen Nolan	2/24/23	$—	$—	$—	—	—	—		4,215	(7)	—	—	$427,106

Robert Starr	4/10/23	$149,625	$299,250	$598,500	4,079	8,158	16,316		8,158		—	—	$1,441,192

Daniel Halftermeyer	2/24/23	$179,949	$359,898	$713,796	2,030	20,495	24,554	(8)	4,059		—	—	$2,322,597

Greg Harwell	2/24/23	$192,570	$385,140	$770,280	1,774	20,131	23,679	(9)	3,547		—	—	$2,218,835

Joseph Gaug	2/24/23	$141,086	$282,171	$564,342	1,071	2,142	4,284		2,142		—	—	$434,098

(1)	Awards represent the target cash amount established for each officer in 2023 in the APP Performance Awards granted to that officer under the 2017 Incentive Plan.
(2)
Awards represent the target share amount established for each officer in the MPP Performance Awards granted to the officer under the 2017 Incentive Plan consisting of a target number of shares of Class A Common Stock. Each Performance Award entitled the NEO to receive from 50% (for attaining performance at the threshold level) to as much as 200% (for attaining performance at the maximum level) of such target, based on the extent to which he or she attained certain performance goals during the performance periods. The performance conditions at each of the threshold, target, and maximum levels in the Performance Awards granted to each of the NEOs are described above (see pp. 33-34).

(3)
Awards represent the number of restricted stock units granted for the officer in the restricted stock award granted under the 2017 Incentive Plan as part of his 2023 multiyear performance incentive award. Under this award, each recipient is awarded a fixed number of number of shares which vests ratably over the three-year period and is paid in Class A common stock upon vesting.

(4)
The grant date fair value of the MPP Performance Award plus the grant date fair value of the restricted stock unit award. In accordance with FASB ASC Topic 718, the grant date fair value of the MPP Performance Award targets was determined to be the product of the target number of shares awarded multiplied by $101.33, $88.33, or $93.33, the closing market prices on February 24, 2023, April 10, 2023, and September 1, 2023, the respective grant dates of the Performance Awards, as it was expected that the probable outcome of the performance conditions would lead to the achievement of the target number of shares.

(5)
The officer's 2023 APP Performance Award and restricted stock units granted as part of his 2023 multiyear performance incentive award were paid at target upon the officer's retirement on September 1, 2023.

(6)
Includes a one-time, sign-on grant of 20,358 restricted stock units under the 2017 Incentive Plan having a grant date value equal to $1,900,000. The grant shall vest and be paid out in shares ratably on March 1, 2024, 2025 and 2026, provided the executive is still employed with the Company as of those dates.

(7)
The officer did not receive an APP Performance Award or MPP Performance Award in 2023, and the restricted stock units granted as part of his 2023 multiyear performance incentive award were forfeited upon the officer's voluntary retirement during 2023.

(8)	Includes 16,436 shares awarded pursuant to a Special Incentive Award Agreement dated June 14, 2023, having a grant date value equal to $1,500,000.
(9)	Includes 16,584 shares awarded pursuant to a Special Incentive Award Agreement dated August 18, 2023, having a grant date value equal to $1,500,000.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value (1) of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market (1) or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

A. William Higgins	—	—	—	—	—	—		—	21,202	(2)	2,082,460
	—	—	—	—	—	—		—	—	(3)	—
	—	—	—	—	—	—		—	12,791	(4)	1,256,332
	—	—	—	—	—	—		—	—	(5)	—
	—	—	—	—	—	—		—	11,842	(6)	1,163,121
	—	—	—	—	—	—		—	—	(8)	—

Gunnar Kleveland									7,500	(6)	736,650
									27,858	(8)	2,736,213

Stephen Nolan	—	—	—	—	—	—		—	6,283	(2)	617,116
	—	—	—	—	—	—		—	—	(3)	—
	—	—	—	—	—	—		—	1,980	(4)	194,476
	—	—	—	—	—	—		—	—	(5)	—
	—	—	—	—	—	—		—	—	(6)	—
	—	—	—	—	—	—		—	—	(8)	—

Robert Starr									8,158	(6)	801,279
									8,158	(8)	801,279

Daniel Halftermeyer	—	—	—	—	—	—		—	5,870	(2)	576,551
	—	—	—	—	—	—		—	1,099	(3)	107,944
	—	—	—	—	—	—		—	4,291	(4)	421,462
	—	—	—	—	—	—		—	2,861	(5)	281,007
	—	—	—	—	—	—		—	4,059	(6)	398,675
	—	—	—	—	—	—		—	16,436	(7)	1,614,344
	—	—	—	—	—	—		—	4,059	(8)	398,675

Greg Harwell	—	—	—	—	—	—		—	4,826	(2)	474,010
	—	—	—	—	—	—		—	1,228	(3)	120,614
	—	—	—	—	—	—		—	3,703	(4)	363,709
	—	—	—	—	—	—		—	2,469	(5)	242,505
	—	—	—	—	—	—		—	3,547	(6)	348,386
	—	—	—	—	—	—		—	16,584	(7)	1,628,880
	—	—	—	—	—	—		—	3,547	(8)	348,386

Joseph Gaug	—	—	—	—	—	—		—	2,922	(2)	286,999
	—	—	—	—	—	—		—	576	(3)	56,575
	—	—	—	—	—	—		—	1,923	(4)	188,877
	—	—	—	—	—	—		—	1,282	(5)	125,918
	—	—	—	—	—	—		—	2,142	(6)	210,387
	—	—	—	—	—	—		—	2,142	(8)	210,387
	—	—	—	—	—	461	(9)	45,279	—		—
	—	—	—	—	—	926	(10)	90,952	—		—

(1)	Based on closing market price on December 29, 2023, of $98.22.
(2)
Represents the shares actually earned by the NEO with respect to the MPP Performance Award granted to the NEO in 2021 under the 2017 Incentive Plan. The shares were earned based on performance during 2021, 2022 and 2023, and paid in 2024. None of the balance reported was earned as of December 31, 2023. As of January 1, 2024, 100% of the balance reported became vested, and these balances were distributed, in stock, on or about March 1, 2024.

(3)	Restricted Stock shares granted under the 2017 Incentive Plan. The balance will vest and be payable on February 19, 2024.
(4)
Represents the share target opportunity established in the MPP Performance Award granted to the NEO in 2022 under the 2017 Incentive Plan. This share target is earned based on performance during 2022, 2023, and 2024, and paid in 2025. None of the balance reported was earned as of December 31, 2023.

(5)	Restricted Stock shares granted under the 2017 Incentive Plan. One-half of the balance will vest and be payable on or about March 1, in each 2024 and 2025.
(6)
Represents the share target opportunity established in the MPP Performance Award granted to the NEO in 2023 under the 2017 Incentive Plan. This share target is earned based on performance during 2023, 2024, and 2025, and paid in 2026. None of the balance reported was earned as of December 31, 2023. These awards are a part of those included in the “Grants of Plan-Based Awards” table on page 41.

(7)	Represents the share bonus opportunity established in the Special Incentive Award Agreement granted to the NEO in 2023 under the 2017 Plan.

(8)
Restricted Stock shares granted under the 2017 Incentive Plan. One-third of the balance will vest and be payable on March 1, in each 2024, 2025 and 2026. These awards are a part of those included in the “Grants of Plan-Based Awards” table on page 41.

(9)	Performance Phantom Stock granted under the Performance Stock Plan. The balance reported will vest and be payable on March 15, 2024.
(10)	Performance Phantom Stock granted under the Performance Stock Plan. One-half of the balance reported will vest and be payable on March 15 in each 2024 and 2025.
Description of Equity Awards

Equity awards referred to in the foregoing table include the following:

Restricted Stock Units
RSUs granted under the RSU Plan are, upon vesting, paid in full in cash, in an amount equal to the average closing price of one share of the Company’s Class A Common Stock during a specified period preceding the vesting/payment date. No shares of Class A Common Stock are issued or issuable under the RSU Plan. There is no exercise price. In lieu of cash dividends, a holder of RSUs is credited with additional RSUs equal to the number of shares of Class A Common Stock having the same value on the dividend payment date as the aggregate dividends that would be payable on shares of Class A Common Stock equal in number to the RSUs held by such holder. (The crediting of such dividends is reflected in the above table.) RSU awards generally vest as to 20% of the awarded units on each of the first five anniversaries of the date of grant, but only if the holder is then employed by the Company or a subsidiary. However, differing vesting schedules are permitted under the terms of the RSU Plan and have been used in special circumstances; such was the case with a special executive-retention or recruitment incentives implemented for certain key executives from time to time. In the event of termination of employment, all unvested RSUs terminate without payment, except that in the case of voluntary termination after age 62, death, disability, or involuntary termination, one-half of all unvested RSUs automatically vest and are paid at termination.

Performance Phantom Stock
Grants under the Performance Phantom Stock plan are denominated as share targets, but no shares of Class A Common Stock are actually issued or issuable under the Plan, nor is there an exercise price. Instead, upon vesting, the earned shares are paid in full in cash, in an amount equal to the average closing price of one share of the Company’s Class A Common Stock during a specified period preceding the vesting/payment date. Each award entitles the recipient to earn and be credited with between 0% and 200% of the target award, based on the extent to which certain company-wide performance goals are achieved during the annual performance period. Once the number of shares earned is determined, the awards generally vest annually on a pro rata basis over the payout period following the performance period, but only if the holder is then employed by the Company or a subsidiary. Award recipients are not credited with additional shares based upon the payment of dividends. The performance period for the 2023 grants runs from January 1, 2023 through December 31, 2023, and payout on earned shares runs through February 2026.

Performance-based Incentive Awards

The performance-based incentive awards described in the foregoing table were granted under the Company’s 2017 Incentive Plan. Performance-based incentive awards were structured in the form of the APP and MPP Performance Awards described above. Through 2017, these awards each established both share and cash targets, which were paid out as denominated when earned. However, since 2018, the APP Performance Award is paid completely in cash and the MPP Performance Award is paid completely in equity. Beginning with the grants in 2021, the long-term incentives targets, while still settled in equity, have been divided evenly between performance shares and restricted stock.

An APP Performance Award is cancelled if the recipient’s employment is terminated for any reason during the performance period. If the employment is terminated after the performance period, but prior to distribution of the award, the recipient is entitled to receive 100% of the earned award on the distribution date provided his or her employment is not terminated for “cause.” A recipient whose employment is terminated for “cause” forfeits any payments not yet paid, unless the Committee or, if required, a Performance Committee of the Board determines otherwise in its absolute discretion. An MPP Performance Award is cancelled only in the event the recipient’s employment is terminated for “cause,” in which case he or she would not be entitled to any payments unless the Committee or a Performance Committee of the Board determines otherwise in its absolute discretion. In the event a recipient’s employment is terminated for any other reason, the MPP Performance Award is not cancelled but the vesting ceases as of the date of termination. The recipient would then be entitled to a pro-rata payment for the amount that vested. Such payment would be based on achievement of the performance goals at the end of the performance period and would be made on the distribution date established in the award.

Restricted Stock Shares

Restricted stock granted under the 2017 Incentive Plan are, upon vesting, paid in equity. Each restricted stock vesting entitles the recipient to one share of the Company’s Class A Common Stock. There is no exercise price and no dividends are paid until the shares vest and are distributed to the recipient. The awards vest as to one-third of the awarded units on each of the first three anniversaries of the date of grant, but only if the holder is then employed by the Company or a subsidiary. In the event of termination of employment, all unvested restricted shares terminate without payment, except that in the case of voluntary termination after age 62, death, disability, or involuntary termination, one-half of all unvested RSUs automatically vest and are paid at termination.
Option Exercises and Stock Vested

	Stock Awards			Stock Awards			Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
A. William Higgins	32,987	(1)	3,139,422	32,369	(2)	3,260,853			—

Stephen Nolan	3,234	(1)	325,083	11,415	(2)	1,149,947			—

Daniel Halftermeyer	2,529	(1)	254,299	9,761	(2)	983,323

Greg Harwell	2,462	(1)	247,494	7,004	(2)	705,583			—

Joseph Gaug	1,217	(1)	122,353	3,570	(2)	359,642	1,366	(3)	137,611

(1)	Vesting of Restricted Stock Units granted pursuant to either the Company’s Restricted Stock Unit Plan or the 2017 Incentive Plan. Amounts reported as “Value Realized on Vesting” were distributed in stock to the NEO during 2023.
(2)
Vesting of share target under the MPP Performance Award granted to the NEO in 2020 pursuant to the
2017 Incentive Plan Amounts reported as “Value Realized on Vesting” were distributed in stock to the NEO during 2023.

(3)	Vesting of Performance Phantom Stock granted pursuant to the Company’s Performance Phantom Stock Plan. Amounts reported as “Value Realized on Vesting” were distributed in cash to the NEO during 2023.

Pension Benefits

	Name (1)	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

	Daniel A. Halftermeyer (2)	—	—	366,397	—

(1)
The Company’s PensionPlus Plan and Supplemental Executive Retirement Plan were closed to new employees, effective October 1, 1998. All of our U.S.-based NEOs joined the Company after the plans were closed and have no reportable pension benefits. They are therefore omitted from the table.

(2)
As a non-U.S. employee, Mr. Halftermeyer does not participate in the U.S. PensionPlus Plan, the Supplemental Executive Retirement Plan or the Qualified Supplemental Retirement Plan. Instead, as Mr. Halftermeyer is a French citizen working for a company affiliate in Switzerland, the Company is required by Swiss law to maintain a private pension for his benefit. The private pension is purchased through an insurance company. The Company’s Swiss subsidiary is required to make defined premium contributions. The premium paid by the Company in 2023 was CHF 7,467 or $8,873 using the conversion rate of 1.18833 U.S. dollars per Swiss franc, which is the rate used by the Company in its 2023 Consolidated Statements of Income and Retained Earnings. The policy was first purchased in 2007. The present value of the accumulated benefit is set forth in the table above (and has been translated into U.S. dollars at the rate of 1.1892 U.S. dollars per Swiss Franc, which was the applicable conversion rate as of December 29, 2023). In addition, Mr. Halftermeyer continues to participate in a French state-mandated social scheme as an expatriate. The Company contributes both the employer’s and employee’s share of the legally required contribution under this scheme. In early 2023, the Company paid €99,010, or $109,280 using the conversion rate of 1.10373 U.S. dollars per euro, which is the rate used by the Company in its 2023 Consolidated Statements of Income and Retained Earnings. This contribution covered the period from October 2022 through September 2023. Of this amount, approximately $30,740 was the employee’s required contribution, which the Company assumed as part of the international assignment.

PensionPlus Plan

The Company no longer maintains the U.S. PensionPlus Plan for U.S. employees. The Plan was terminated effective September 30, 2021, and subsequently wound down. All remaining pension benefits were either paid out as lump sums or transferred to group annuity contracts.

Supplemental Executive Retirement Plan

The Company maintains an unfunded Supplemental Executive Retirement Plan intended to replace any benefits under the now terminated PensionPlus Plan that a participant was prevented from receiving due to limits imposed by Section 415 of the Internal Revenue Code on pensions or Section 401 limits on annual compensation used to calculate PensionPlus benefits. All plan participants affected by such limitations are eligible to receive benefits under the unfunded Supplemental Executive Retirement Plan. The allocation is made on the basis of IRS regulations in effect on the valuation date. The Executive Retirement Plan was also amended effective February 28, 2009 to freeze the accrual of any new benefits but otherwise remains valid.

Qualified Supplemental Retirement Benefits

Certain employees of the Company who were active on June 30, 2002, are entitled to receive additional qualified supplemental retirement (“QSR”) benefits under the PensionPlus Plan. On June 30, 2002, each covered employee was credited with an initial account balance in a specified amount. Each such participant had participated in deferred compensation plans maintained by the Company on or before such time, pursuant to which he or she could defer the receipt of earned cash compensation until retirement or other events. Amounts deferred earned interest at rates approved from time to time by the Compensation Committee. In each case, the amount initially credited to such employee’s QSR account was equal to an amount of deferred compensation (including interest) to which he or she was entitled but which he or she agreed to renounce. Each QSR account is credited with interest at 8.5% annually until retirement, at which time the QSR account value is payable in the form of an actuarially equivalent single life annuity or, at the election of the participant, in a single lump sum.

Nonqualified Deferred Compensation

There were no executive or Company contributions, or interest or other earnings, during 2023 under any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified, nor did any NEO receive any withdrawals or distributions during, or have any account as of the end of, 2023.

Plan-based Compensation

Stock Options

There were no unexercisable options as of December 31, 2023 that would become exercisable upon the involuntary termination or retirement of any NEO.

Potential Payments upon Termination or Change in Control

The Company has committed to provide additional compensation to our NEOs in the event of a termination of employment under specified circumstances, including in connection with a change in control of the Company. A narrative description of these commitments and an estimate of the additional compensation that each of our NEOs would have received if a qualifying termination of employment had occurred on December 31, 2023, are set forth below.
Termination/Severance
Mr. Kleveland

The Committee believes that under certain circumstances, severance agreements are appropriate for the attraction and retention of executive talent, consistent with the practices of peer companies. This was particularly true in the case of Mr. Kleveland. The Committee felt a severance provision was warranted in order to induce Mr. Kleveland to leave his prior employer to become the Company’s CEO. His employment agreement (see page 30) provides that in the event his employment is terminated for any reason, he would be entitled to: (a) all unpaid base salary accrued to the effective date of termination; (b) any unpaid but earned short-term or long-term cash bonuses, all unpaid but vested performance stock awards, and all unpaid but vested portions of restricted stock unit grants, subject to the terms of the applicable bonus plan, agreement or arrangement; (c) all benefits or compensation required to be provided after termination pursuant to, and in accordance with the terms of, any employee benefit plans, policies, or arrangements applicable to him; (d) all unreimbursed business expenses incurred prior to termination and required to be reimbursed pursuant to the Company’s policy; and (e) all rights to indemnification to which he may be entitled under the Company’s Articles of Incorporation, Bylaws, or separate indemnification agreement, as applicable. In addition, in the case of termination by the Company without Cause, or if Mr. Kleveland’s employment is terminated by himself for Good Cause, he would be entitled to receive an amount equal to twice his annual base salary at the time of termination plus twice his APP Performance Award target or other annual cash incentive target amount, payable in 24 substantially equal monthly installments. His right to receive these additional severance payments would be contingent upon his continuing compliance with confidentiality and non-disparagement provisions in the agreement, and upon his having executed and delivered to the Company a release of any and all claims relating to his termination. For purposes of the agreement, “cause” would be deemed to exist upon any of the following, if determined by a majority of the members of the Company’s Board of Directors in their sole discretion: (i) the indictment of Mr. Kleveland for, or the entry of a plea of guilty or nolo contendere by him to, a felony charge or any crime involving moral turpitude; (ii) unlawful conduct on his part that could reasonably be considered to reflect negatively on the Company or compromise the effective performance of his duties as determined by the Board in its sole discretion; (iii) willful misconduct on his part in connection with his duties or willful failure to use reasonable effort to perform substantially his responsibilities in the best interest of the Company (including, without limitation, breach by his employment agreement), except in cases involving mental or physical incapacity or disability; (iv) his willful violation of the Company’s Business Ethics Policy, Code of Ethics or any other Company policy that could  reasonably be considered to reflect negatively on the Company or compromise the effective performance of his duties as determined by the Board in its sole discretion; (v) fraud, material dishonesty, or gross misconduct in connection with the Company perpetrated by him; (vi) his undertaking of a position or any activity in or in furtherance of competition with Company during his employment with the Company Term; (vii) his having caused substantial harm to the Company with intent to do so or as a result of gross negligence in the performance of his duties; or (viii) his having wrongfully and substantially enriched himself at the expense of the Company. And, also for the purposes of the Agreement, “Good Cause” for termination would exist as a consequence of, and following: (i) a material adverse change in his authority and responsibilities without his consent, (ii) a material reduction in his compensation, not proportionally and similarly affecting other senior executives, without his consent, (iii) the failure of the Company or any successor to fully honor the terms of any contractual agreements with him, or (iv) a Change in Control (as defined in the agreement); provided, that, in the case (i), (ii) or (iii), Mr. Kleveland would first be required to deliver written notice to the Company of his intention to terminate his employment for Good Cause within 90 days of the event or events constituting Good Cause, with said notice specifying in reasonable detail the circumstances claimed to give rise to the his right to terminate employment for Good Cause, and the Company having not have cured such circumstances within 30 days following receipt of such notice. There was no sunset included in the severance provision of Mr. Kleveland’s contract when it was negotiated, drafted and executed. The Committee is aware of this fact but no action was contemplated to incorporate such a provision. The industries in which the Company competes continue to undergo significant changes to which the Company must be responsive. The Company believes that it is important to shareholder value that its CEO leads the Company’s response to those changes without concern for the impact on his or her specific position.

Other Executive Officers
As of January 1, 2016, the Company entered into Severance Agreements with each of the Company’s executive officers, other than the CEO, and several other senior managers. These agreements were meant to replace similar agreements expiring December 31, 2015, and were revised and updated to conform to then-current best practices. Executive Officers who joined the Company after January 1, 2016 entered into similar Severance Agreements upon commencement of their employment. The material terms of the Severance Agreements provide that in the event an officer’s employment is terminated by the Company at any time before the expiration of the applicable Severance Agreement for any reason other than Cause, or if the officer’s employment is terminated by the officer for Good Cause (as those terms are defined in the Severance Agreement, and in either case, a “Qualifying Termination”), the officer would be entitled to receive his or her gross monthly base salary in effect at the time of the Qualifying Termination, less applicable withholdings and deductions, for a period of 24 months. In the event the Qualifying Termination occurs within 12 months of a Change in Control (as defined in the Severance Agreement), the officer would be entitled to receive his or her gross monthly base salary in effect at the time of the Qualifying Termination, less applicable withholdings and deductions, for a period of 36 months, although in that case some of the monthly payments would be accelerated and paid as a lump sum to comply with applicable tax laws. The officer would also remain eligible for a prorated payment of any bonus earned during the year in which the Qualifying Termination occurs, and 12 months of executive outplacement services. In addition, if elected, the Company would pay the required premium to continue healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). In order to receive the severance benefits, the officer would be obligated to execute a release in favor of the Company at the time of termination which would also bind the officer to a restrictive covenant for the period during which the severance benefits are being paid. The initial term of each Severance Agreement is three years, but each will thereafter automatically renew for one-year periods unless the Company timely notifies the executive of its intent not to renew. For the purposes of such agreements, cause is deemed to exist upon (i) the conviction of the executive for, or the entry of a plea of guilty or nolo contendere by the executive to, a felony charge or any crime involving moral turpitude; (ii) unlawful conduct on the part of the executive that may reasonably be considered to reflect negatively on the Company or compromise the effective performance of the executive’s duties as determined by the Company in its sole discretion; (iii) the executive’s willful misconduct in connection with his or her duties or willful failure to use reasonable effort to perform substantially his or her responsibilities in the best interest of the Company; (iv) the executive’s willful violation of the Company’s Business Ethics Policy or any other Company policy that may reasonably be considered to reflect negatively on the Company or compromise the effective performance of the executive’s duties as determined by the Company in its sole discretion; (v) fraud, material dishonesty, or gross misconduct in connection with the Company perpetrated by the executive; (vi) the executive undertaking a position in competition with the Company; (vii) the executive having caused substantial harm to the Company with intent to do so or as a result of gross negligence in the performance of his or her duties; or (viii) the executive having wrongfully and substantially enriched himself or herself at the expense of the Company. The Severance Agreements also contain a clawback provision which provides that an executive would forfeit any unpaid severance due pursuant to the agreement and would be required, upon demand, to repay any severance already paid if, after the executive’s termination: (i) there is a significant restatement of the Company’s financial results, caused or substantially caused by the fraud or intentional misconduct of the executive; (ii) the executive breaches any provision of the agreement, including, without limitation, the restrictive covenants, confidentiality and non-disparagement provisions; or (iii) the Company discovers conduct by the executive that would have permitted termination for cause, provided that such conduct occurred prior to the executive’s termination.
Similar agreements were subsequently entered into with new executive officers when they joined the Company or were promoted into the role of an executive officer.

The Committee considers severance to serve as a bridge in the event employment is involuntarily terminated without cause. Therefore, the foregoing Severance Periods were deemed to be appropriate in light of the perceived length of time it could take for the affected executive to find an equivalent position. At the time the agreements were approved, the Committee determined that individual executive agreements were superior to an all-inclusive policy because they provided more flexibility to address each officer’s situation, and his or her individual perceived importance to the Company and its strategies. It was further determined that the provision of a severance agreement would allow each executive to focus on the needs of the business without concern for his or her own position.

Except as set forth above, the Company has not entered into any other agreement, contract, plan, or arrangement, written or unwritten, to provide payment to any NEO in connection with his retirement, severance, termination or separation.

Change in Control

Other than the provisions found in the RSU and Phantom Stock Plan, which are applicable to all employees who receive an award under those plans, and the severance agreements described above, the Company has no contract, agreement, plan, or arrangement, whether written or unwritten, that would provide for payment to an NEO at, following, or in connection with a change in control of the Company. The provisions of the RSU and Phantom Stock Plans provide that in the event of termination following a change of control, 100% of an award recipient’s unvested grant shall become immediately payable in full.

Payment of Accrued Amounts

Regardless of the manner in which the employment of any NEO (including a NEO not party to a severance agreement) terminates, he or she is entitled to receive amounts previously earned during the term of his or her employment (which amounts are referred to in this discussion as “Accrued Amounts”). Such Accrued Amounts include, but are not limited to, (i) unpaid base salary through the date of termination and any accrued vacation in accordance with Company policy; (ii) reimbursement for any unreimbursed expenses incurred through the date of termination; and (iii) all other payments and benefits to which the NEO may be entitled under the terms of any applicable compensation arrangement or benefit program of the Company, including any applicable pension, retirement and insurance benefits.

Post-Termination Benefits Table

The Post-Termination Benefits Table that follows sets forth the estimated compensation that each of our NEOs would have received if a qualifying termination of employment were to have occurred on December 31, 2023, under the circumstances indicated. Since Messrs. Higgins and Nolan left the employ of the Company prior to December 31, 2023, the table includes the estimated termination payments and benefits payable to Messrs. Higgins and Nolan under the circumstances applicable to the triggering event.

The following assumptions, which are believed to be reasonable in the aggregate, were used to generate the estimates set forth below. There can be no assurance, however, that an actual termination of employment would produce the same or similar results.

•All accrued, vested and paid amounts are omitted from the table because they were earned by the NEOs without regard to the specified triggering events.
•Any amounts payable with respect to contracts, agreements, plans or arrangements that do not discriminate in scope, terms or operation in favor of executive officers and are generally available to all salaried employees are omitted from the table in accordance with applicable SEC rules and regulations.
•The value of equity awards vesting upon a qualifying termination is equal to the grant’s intrinsic value as of December 31, 2023, based on the closing market price of $98.22.
•Additional notes and other explanatory information are set forth in the notes to the table.

Post-Termination Benefits Table

Executive	Benefit	Termination for Cause (1)	Termination without Cause or with Good Reason (2)	Termination in Connection with a Change in Control (3)	Voluntary Separation (4)	Retirement (5)	Disability (6)	Death (7)
A. William Higgins (8)	Cash Compensation/ Severance (9)	N/A	N/A	N/A	N/A	$—	N/A	N/A
	Performance Shares (10)	N/A	N/A	N/A	N/A	$3,650,248	N/A	N/A
	Restricted Stock Units (11)	N/A	N/A	N/A	N/A	$—	N/A	N/A
	Health & Welfare (12)	N/A	N/A	N/A	N/A	$38,282	N/A	N/A
	Outplacement Services (13)	N/A	N/A	N/A	N/A	$—	N/A	N/A
	Total	N/A	N/A	N/A	N/A	$3,688,530	N/A	N/A
Gunnar Kleveland (14)	Cash Compensation/ Severance (9)	$—	$2,400,000	$300,000	$—	$—	$—	$—
	Performance Shares (10)	$—	$245,550	$245,550	$245,550	$245,550	$245,550	$245,550
	Restricted Stock Units (11)	$—	$1,368,106	$1,368,106	$—	$—	$1,368,106	$1,368,106
	Health & Welfare (12)	$—	$—	$—	$—	$—	$—	$—
	Outplacement Services (13)	$—	$—	$—	$—	$—	$—	$—
	Total	$—	$4,013,656	$1,913,656	$245,550	$245,550	$1,613,656	$1,613,656
Stephen Nolan (15)	Cash Compensation/ Severance (9)	N/A	N/A	N/A	$—	N/A	N/A	N/A
	Performance Shares (10)	N/A	N/A	N/A	$559,167	N/A	N/A	N/A
	Restricted Stock Units (11)	N/A	N/A	N/A	$—	N/A	N/A	N/A
	Health & Welfare (12)	N/A	N/A	N/A	$—	N/A	N/A	N/A
	Outplacement Services (13)	N/A	N/A	N/A	$—	N/A	N/A	N/A
	Total	N/A	N/A	N/A	$559,167	N/A	N/A	N/A
Robert Starr	Cash Compensation/ Severance (9)	$—	$1,140,000	$2,109,000	$—	$—	$—	$—
	Performance Shares (10)	$—	$267,060	$267,060	$267,060	$267,060	$267,060	$267,060
	Restricted Stock Units (11)	$—	$400,639	$400,639	$—	$—	$400,639	$400,639
	Health & Welfare (12)	$—	$54,679	$82,019	$—	$—	$—	$—
	Outplacement Services (13)	$—	$25,000	$25,000	$—	$—	$—	$—
	Total	$—	$1,887,378	$2,883,718	$267,060	$267,060	$667,699	$667,699
Daniel Halftermeyer	Cash Compensation/ Severance (9)	$—	$1,028,280	$1,902,318	$—	$—	$—	$—
	Performance Shares (10)	$—	$2,352,173	$2,352,173	$2,352,173	$2,352,173	$2,352,173	$2,352,173
	Restricted Stock Units (11)	$—	$398,872	$398,872	$—	$398,872	$398,872	$398,872
	Health & Welfare (12)	$—	$—	$—	$—	$—	$—	$—
	Outplacement Services (13)	$—	$25,000	$25,000	$—	$—	$—	$—
	Total	$—	$3,804,325	$4,678,363	$2,352,173	$2,751,045	$2,751,045	$2,751,045
Greg Harwell	Cash Compensation/ Severance (9)	$—	$1,027,040	$1,925,700	$—	$—	$—	$—
	Performance Shares (10)	$—	$2,349,323	$2,349,323	$2,349,323	$2,349,323	$2,349,323	$2,349,323
	Restricted Stock Units (11)	$—	$355,851	$355,851	$—		$355,851	$355,851
	Health & Welfare (12)	$—	$54,677	$82,015	$—	$—	$—	$—
	Outplacement Services (13)	$—	$25,000	$25,000	$—	$—	$—	$—
	Total	$—	$3,811,891	$4,737,889	$2,349,323	$2,349,323	$2,705,174	$2,705,174
Joseph Gaug	Cash Compensation/ Severance (9)	$—	$868,218	$1,584,498	$—	$—	$—	$—
	Performance Shares (10)	$—	$365,673	$365,673	$365,673	$365,673	$365,673	$365,673
	Restricted Stock Units (11)	$—	$196,440	$196,440	$—		$196,440	$196,440
	Performance Phantom Stock (16)	$—	$68,165	$136,231	$—	$68,165	$68,165	$68,165
	Health & Welfare (12)	$—	$54,677	$82,015	$—	$—	$—	$—
	Outplacement Services (13)	$—	$25,000	$25,000	$—	$—	$—	$—
	Total	$—	$1,578,173	$2,389,857	$365,673	$433,838	$630,278	$630,278

(1) In the event the Company terminates an officer's employment for Cause, any vested but unpaid Cash Bonus shall be forfeited, the officer will not qualify to receive severance, the entire amount of any Performance Share Bonus, whether vested or unvested, shall be forfeited, and all unvested RSUs will be forfeited for no consideration on the date of termination.

(2) In the event the Company terminates an officer's (other than the CEO) employment without Cause, or the officer terminates his or her employment with Good Reason, the officer shall receive his or her gross monthly base salary less applicable withholdings and deductions for a period of 24 months as severance, any vested performance share awards (distributed in accordance with the otherwise applicable provisions of the the award agreement), 50% of all unvested RSUs, the Company shall pay 24 months of the officer's then applicable COBRA contribution, and 12 months of executive outplacement services. In the case of the CEO, he shall receive twice his annual base salary plus twice his APP Performance Award target as severance, any vested performance share awards (distributed in accordance with the otherwise applicable provisions of the the award agreement), and 50% of all unvested RSUs.

(3) In the event the Company terminates an officer's (other than the CEO) employment within 12 months of a Change in Control, the officer shall receive his or her gross monthly base salary in effect, less applicable withholdings and deductions, for a period of 36 months, a prorated payment of any Cash Bonus earned during the year, any vested performance share awards (distributed in accordance with the otherwise applicable provisions of the the award agreement), 50% of all unvested RSUs, the Company shall pay 36 months of the officer's then applicable COBRA contribution, and 12 months of executive outplacement services. In the case of the CEO, he shall receive any unpaid but earned cash bonuses, any vested performance share awards (distributed in accordance with the otherwise applicable provisions of the the award agreement), and 50% of all unvested RSUs.

(4) In the event an officer voluntary separates from the Company, any vested but unpaid Cash Bonus shall be forfeited, the executive will not qualify to receive severance, and all unvested RSUs will be forfeited for no consideration on the date of termination. The officer will be entitled to receive any vested performance share awards (distributed in accordance with the otherwise applicable provisions of the the award agreement).

(5) In the event that an officer's employment is terminated due to his or her Retirement (after the officer has attained age 62), any vested but unpaid Cash Bonus shall be forfeited and the executive will not qualify to receive severance. The officer will be entitled to receive any vested performance share awards (distributed in accordance with the otherwise applicable provisions of the the award agreement) and 50% of all unvested RSUs.

(6) In the event that an officer's employment is terminated due to his or her Disability, any vested but unpaid Cash Bonus shall be forfeited and the executive will not qualify to receive severance. The officer will be entitled to receive any vested performance share awards (distributed in accordance with the otherwise applicable provisions of the the award agreement) and 50% of all unvested RSUs.

(7) In the event that an officer's employment is terminated due to his or her Death, any vested but unpaid Cash Bonus shall be forfeited and the executive will not qualify to receive severance. The officer will be entitled to receive any vested performance share awards (distributed in accordance with the otherwise applicable provisions of the the award agreement) and 50% of all unvested RSUs.

(8) Mr. Higgins retired from the Company effective August 31, 2023. The other termination scenarios cannot have occurred and are therefore represented as "N/A" in the table.
(9) Cash Compensation/Severance represents any short-term or long-term cash bonuses or severance the officer would have received if a qualifying termination of employment had occurred on December 31, 2023.

(10) Represents the value of shares or units of stock that would vest if a qualifying termination of employment had occurred on December 31, 2023.
(11) Represents the value of shares or units of stock that would vest if a qualifying termination of employment had occurred on December 31, 2023.
(12) Represents the value of the total monthly contributions (18, 24 or 36 months) of the officer's then applicable COBRA contribution.
(13) Represents the approximate value of 12 months of executive outplacement services paid by the Company.
(14) The particulars of Mr. Kleveland's Employment Agreement with the Company and the severance provision therein are discussed more fully on pages 30 and 36.
(15) Mr. Nolan voluntary separated from the Company effective April 7, 2023. The other termination scenarios cannot have occurred and are therefore represented as "N/A" in the table.
(16) Performance Phantom Stock granted under the Performance Phantom Stock Plan prior to 2021. For these grants, amounts shown as vesting upon termination are payable at such time, in cash.

ITEM 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Act, and the related “say-on-pay” rules adopted by the Securities and Exchange Commission, the Company is asking stockholders to cast an advisory vote approving the compensation provided to our NEOs, as described in the preceding sections of this proxy statement.
Accordingly, the Board of Directors recommends that stockholders approve such compensation by approving the following advisory resolution:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.

This vote is nonbinding. Although it may not be possible to discern the specific concerns of stockholders that may cause them to cast a negative vote, the Board and the Compensation Committee have in prior years considered the vote, and communications received from stockholders explaining their voting decisions, as meaningful to the process of determining how the Company’s executive officers should be compensated.
As described in detail under the “Compensation Discussion and Analysis” above, the Company's compensation programs are designed to motivate the Company's NEOs, and other members of management, to manage the Company so that it achieves superior performance and delivers value to our stockholders. The Company believes that its compensation programs, with their balance of short-term cash incentives and long-term incentives (including equity-based awards that vest over multiple years), reward sustained performance that is aligned with delivering consistent value to stockholders. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR”

THE ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION

Pay versus Performance (PvP) Disclosures

The following pages of our Proxy Statement provide disclosures about the relationship between (a) the "compensation actually paid" to our principal executive officer ("PEO") and the average "compensation actually paid" to our non-PEO NEOs, as defined under SEC disclosure rules, and (b) certain financial performance measures of the Company for the fiscal years listed below. These disclosures have been prepared in accordance with Item 402(v) of Regulation S-K under the Exchange Act (the "Pay versus Performance Rules") and do not necessarily reflect how the Committee evaluates compensation decisions. "Compensation actually paid" does not reflect the value of cash or shares of the Company's common stock received by a NEO during the year, but rather is an amount calculated under SEC rules to include, among other things, year-over-year changes in the value of unvested equity-based awards. To calculate "compensation actually paid", adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year in accordance with the disclosure rules. For the purposes of calculating "compensation actually paid", the fair value of equity awards is calculated using the same valuation methodologies used to calculate the grant date fair value of awards in accordance with FASB ASC Topic 718 for the purposes of the Summary Compensation Table, and, where applicable, may incorporate adjustments for year-end forecasted attainment levels for performance achievement goals. Adjustments were not made for year-end forecasted attainment levels for performance achievement goals in the Company's 2023 Pay versus Performance Disclosure, and so amounts reported in the tables that follow may differ from amounts reported in 2023. As a result of the calculation methodology required by the SEC, the amounts shown below as "compensation actually paid" differ from the compensation actually received by our NEOs, and from the decisions of the Committee described in the Compensation Discussion and Analysis above.

Compensation Actually Paid (CAP)

							Value of initial fixed $100 investment based on :

Year	Summary Compensation Table Total for First PEO	Summary Compensation Table Total for Second PEO	Compensation Actually Paid to First PEO	Compensation Actually Paid to Second PEO	Average Summary Compensation Table Total for non-PEO NEOs	Average Compensation Actually Paid to non-PEO NEOs	Total Shareholder Return ($)	Peer Group Total Shareholder Return	Net Income ($ million)	Adjusted EBITDA ($ million)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
2023	$4,300,649	$4,247,149	$4,905,001	$4,563,712	$2,334,459	$2,241,045	100.72	121.82	111.6	265.1
2022	$4,660,482	N/A	$6,318,295	N/A	$1,763,694	$2,162,432	134.28	113.29	96.5	253.5
2021	$4,725,711	N/A	$6,065,337	N/A	$1,737,959	$2,202,801	119.3	108.68	118.8	250.9
2020	$3,714,562	N/A	$3,666,927	N/A	$1,671,398	$1,619,119	98.09	102.37	98.6	251.9

Column (b). Amounts reported in this column and others related to the “First PEO” are for A. William Higgins, who served as President and Chief Executive Officer of the Company until his retirement from employment in August 2023.

Column (c). Amounts reported in this column and others related to the “Second PEO” are for Gunnar Kleveland, who succeeded Mr. Higgins as President and Chief Executive Officer of the Company upon Mr. Higgins' retirement.

Column (d). “Compensation actually paid” to our First PEO in each of 2020, 2021,, 2022 and 2023 reflects the respective amounts shown in Column (b) of the table above, adjusted as set forth in the table below, as required by SEC rules.

Column (e). “Compensation actually paid” to our Second PEO in each of 202, 2021, 2022 and 2023 reflects the respective amounts shown in Column (c) of the table above, adjusted as set forth in the table below, as required by SEC rules. The dollar amounts do not reflect the actual amounts of compensation earned or paid during the applicable year.

Column (f). Reflects the average total compensation amounts reported in the Summary Compensation Table for all NEOs other than First President and CEO, A. William Higgins and Second President and CEO Gunnar Kleveland. For 2020-2022, our non-PEO NEOs were Stephen Nolan, Daniel Halftermeyer, Greg Harwell and Joseph Gaug. For 2023, our non-CEO NEOs were Stephen Nolan, Robert Starr, Daniel Halftermeyer, Greg Harwell and Joseph Gaug.

Column (g). Average “Compensation actually paid” to our non-PEO NEOs in each of 2021, 2022 and 2023 reflects the respective amounts shown in Column (f) of the table above, adjusted as set forth in the table below, as required by SEC rules. The dollar amounts do not reflect the actual amounts of compensation earned or paid during the applicable year.

Column (h). For the relevant year, represents the cumulative total shareholder return (TSR) for the Company for the measurement period ending December 31, 2023, 2022 and 2021, respectively. TSR assumes that $100 was invested on December 31, 2020, and that dividends were reinvested when and as paid.

Column (i). For the relevant year, represents the cumulative total shareholder return (TSR) for the Company’s compensation benchmarking peer groups.For 2023, this group is the same group identified on page 29. However, prior to 2022, the benchmarking peer group consisted of: Aerojet Rocketdyne Holdings Inc, Barnes Group Inc, Curtiss-Wright Corp, Donaldson Company Inc, Esco Technologies Inc, Glatfelter Corp, Heico Corp, Hexcel Corp, Kadant Inc, Kaman Corp, Mativ Holdings Inc, Teledyne Technologies Inc, Trimas Corp and Woodward Inc. The TSRs shown reflect the differing peer groups for the applicable periods.

Column (j). Reflects “Net Income” as shown in the Company’s Consolidated Income Statements included in the Company’s Annual Reports on Form 10-K for each of the years ended December 31, 2023, 2022 and 2021.

Column (k). AIN Adjusted EBITDA was chosen as the “company selected financial metric” as it is the most heavily weighted of the annual performance measurement metric used in our executive compensation program (see pp. 33-35).

No dividends are paid or accrued on any unvested equity awards. No adjustments were made relative to pension benefits, as Mr. Halftermeyer is the only PEO or NEO who participates in a defined benefit pension plan. As a non-U.S. citizen, Mr. Halftermeyer participates in foreign pension schemes, and the costs of his retirement benefits are paid through defined premium costs which are already included in his summary compensation table totals.

Compensation Actually Paid to PEO

Year	2020	2021	2022	2023	2023
CEO	Higgins	Higgins	Higgins	Higgins	Kleveland

SCT Total Compensation ($)	$3,714,562	$4,725,711	$4,660,482	$4,300,649	$4,247,149

Less: Stock Award Values reported in SCT for the applicable year ($)	$1,700,000	$2,000,000	$2,200,000	$2,400,000	$3,300,000

Plus: YE Fair Value of Stock Awards granted in the applicable year ($)	$1,652,365	$2,558,110	$2,652,019	$1,389,930	$3,616,563

Change in Fair Value of outstanding unvested stock awards from prior years ($)	$—	$781,516	$1,217,979	$488,764	—

Change in Fair Value of Stock Awards from prior years that vested in the applicable year ($)	$—	$—	$(12,185)	$1,125,658	—

Less: Fair value of Stock Awards forfeited during the applicable year	$—	$—	$—	$—	—

Less: Aggregate change in Actuarial Present Value of accumulated pension benefit	$—	$—	$—	$—	—

Plus: Aggregate Service cost and prior year costs for pension benefit	$—	$—	$—	$—	—

Compensation Actually Paid	$3,666,927	$6,065,337	$6,318,295	$4,905,001	$4,563,712

Average Compensation Actually Paid to Non-PEO NEOs

Year	2020	2021	2022	2023
	(Average)	(Average)	(Average)	(Average)

SCT Total Compensation ($)	$1,671,398	$1,737,959	$1,763,694	$2,334,459

Less: Stock Award Values reported in SCT for the applicable year ($)	$460,054	$545,079	$630,813	$1,283,371

Plus: YE Fair Value of Stock Awards granted in the applicable year ($)	$461,214	$689,874	$758,207	$1,415,779

Change in Fair Value of outstanding unvested stock awards from prior years ($)	$12,573	$270,052	$292,308	$57,968

Change in Fair Value of Stock Awards from prior years that vested in the applicable year ($)	$(66,012)	$49,995	$(20,964)	$16,416

Less: Fair value of Stock Awards forfeited during the applicable year ($)	$—	$—	$—	$300,206

Less: Aggregate change in Actuarial Present Value of accumulated pension benefit ($)	$—	$—	$—	$—

Plus: Aggregate Service cost and prior year costs for pension benefit	$—	$—	$—	$—

Compensation Actually Paid	$1,619,119	$2,202,801	$2,162,432	$2,241,045

The four items listed below represent the most important performance metrics we use to determine Compensation Actually Paid for 2023 as further described in our Compensation Discussion and Analysis with the section titled “Executive Compensation Earned” (see page 33). The definitions of these metrics are set forth in Exhibit A to the Proxy Statement.

Most Important Performance Metrics
•AIN Adjusted EBITDA
•MC Adjusted EBITDA
•AEC Adjusted EBITDA
•AIN TRIR

Relationship between “Compensation Actually Paid” and Performance
The graphs that follow show the relationship of “compensation actually paid” to our PEOs and other named executive officers in, 2020, 2021, 2022 and 2023 to (1) the TSR for both the Company and our compensation peer benchmarking groups, (2) the Company’s net income, and (3) the Company’s adjusted EBITDA. For the purposes of these graphs, an averaged "compensation actually earned" is used for Messrs. Higgins and Kleveland for 2023

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and officers, and any persons holding more than 10% of our Class A Common Stock, to file with the Securities and Exchange Commission reports disclosing their initial ownership of the Company's equity securities, as well as subsequent reports disclosing changes in such ownership. To the Company's knowledge, based solely on a review of such reports furnished to us and written representations by such persons that no other reports were required, all person who were subject to the reporting requirements of Section 16(a) complied with such requirements during the year ended December 31, 2023.

Share Ownership

As of the close of business on March 1, 2024, each of the directors, director nominees, and Named Executive Officers, and all current directors and officers as a group, beneficially owned shares of our capital stock as follows:

	Shares of Class A Common Stock Beneficially Owned	Percent of Outstanding Class A Common Stock

Erland E. Kailbourne	49,304	(a)
John R. Scannell	19,527	(a)
Katherine L. Plourde	15,969	(a)
A. William Higgins	66,028	(a)
Kenneth W. Krueger	10,759	(a)
Mark J. Murphy	9,078	(a)
J. Michael McQuade	7,638	(a)
Christina M. Alvord	2,792	(a)
Russell E. Toney	2,425	(a)
Bonnie C. Lind	0	(a)
Gunnar Kleveland	5,634	(a)
Robert D. Starr	1,610	(a)
Daniel A. Halftermeyer	63,355	(a)
Gregory N. Harwell	12,688	(a)
Joseph M. Gaug	5,811	(a)
All officers and directors as a group	286,277	(a)

Each of the individuals named in the preceding table has sole voting and investment power over shares listed as beneficially owned, except as indicated. Each of the directors and officers whose share ownership is reported above has indicated that no such shares are pledged as security.

(a)    Ownership is less than 1%.

The following persons have informed us that they were the beneficial owners of more than five percent of our outstanding shares of Class A Common Stock as of December 31, 2023:
5% Beneficial Owners of Class A Common Stock

Name(s)(a)	Reported Shares of Company’s Class A Common Stock Beneficially Owned*		Percent of Outstanding Class A Common Stock
BlackRock, Inc.	4,919,678	(b)	15.80%
The Vanguard Group	3,518,426	(c)	11.28%
EARNEST Partners, LLC	2,533638	(d)	8.10%

(a)
Addresses of the beneficial owners listed in the above table are as follows: BlackRock, Inc., 50 Hudson Yards, New York, NY 10001; and The Vanguard Group, 100 Vanguard Boulevard, Malvern, PA 19355; and EARNEST Partners, LLC, 1180 Peachtree Street NE, Suite 2300, Atlanta, GA 30309.

(b)
Represents shares beneficially owned by BlackRock, Inc. and one or more affiliates, including BlackRock Fund Advisors. BlackRock, Inc. and/or one or more of such entities has the sole power to vote or direct the vote of 4,875,516 such shares, and sole power to dispose or direct the disposition of all such shares.

(c)
Represents shares reported as beneficially owned by The Vanguard Group, in its capacity as investment adviser. The Vanguard Group has shared voting power as to 52,877 such shares, shared dispositive power with respect to 83,857 such shares, and sole power to dispose or direct the disposition of 3,434,569 such shares.

(d)
Represents shares beneficially owned by EARNEST Partners, LLC in its capacity as investment adviser. EARNEST Partners, LLC has sole power to vote or direct the vote of 2,025,517 such shares, and sole power to dispose or direct the disposition of all such shares.

SHAREHOLDER COMMUNICATIONS

It is our policy to forward to each member of the Board of Directors any communications addressed to the Board of Directors as a group, and to forward to each director any communication addressed specifically to such director. Such communications may be sent to: Albany International Corp., 216 Airport Drive, Rochester, New Hampshire 03867.

AVAILABLE INFORMATION

The Company's Corporate Governance Guidelines, Business Ethics Policy, and Code of Ethics for the Chief Executive Officer, Chief Financial Officer, and Controller, and the charters of the Audit, Compensation, and Governance Committees of the Board of Directors are all available at the Corporate Governance section of the Company's website (www.albint.com).

CERTAIN BUSINESS RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Company has adopted a written policy requiring review of relationships and transactions in which directors or executive officers, or members of their immediate families, are participants, in order to determine whether such persons have a direct or indirect material interest. The Company's Legal Department is responsible for developing and implementing processes and controls designed to obtain information relating to any such relationship or transaction, and for determining whether disclosure of such relationships or transactions is required. The Audit Committee of the Board of Directors is responsible for reviewing such information, and making recommendations to the disinterested members of the Board regarding the ratification or approval of such relationships or transactions. As set forth in the policy, the Audit Committee considers each transaction in light of relevant factors, including any benefits to the Company, whether the terms are arm's-length and in the ordinary course, the direct or indirect nature of the related person's interest in the transaction, the size and expected term of the transaction, and such other facts and circumstances as may bear on the materiality of the transaction or relationship. No director may participate in the review, ratification, or approval of any transaction in which such director has an interest.

STOCKHOLDER PROPOSALS

The Company’s By Laws provide that proposals of stockholders, including nominations of persons for election to the Board of Directors of the Company, shall not be presented, considered, or voted upon at an annual meeting of stockholders, or at any adjournment thereof, unless (i) notice of the proposal has been received by mail directed to the Secretary of the Company at the address set forth in the Notice of Meeting not less than 100 days nor more than 180 days prior to the anniversary date of the last preceding annual meeting of stockholders, and (ii) the stockholder giving such notice is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such annual meeting. Each such notice shall set forth (i) the proposal desired to be brought before the annual meeting and the reasons for presenting such proposal at the annual meeting, (ii) the name and address, as they appear on the Company’s books, of the stockholder making such proposal, (iii) the number and class of shares owned beneficially or of record by such stockholder, (iv) any material interest of such stockholder in the proposal, and (v) such other information with respect to the proposal and such stockholder as is required to be disclosed in solicitation of proxies to vote upon such proposal, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (“the Proxy Rules”). In the case of proposed nominations of persons for election to the Board of Directors, each such notice shall also (i) set forth such information with respect to such nominees and the stockholder proposing the nominations as is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to the Proxy Rules, and (ii) be accompanied by the written consent of each proposed nominee to being named in the Company’s proxy statement as a nominee and to serving as a director if elected, and by written confirmation by each such nominee of the information relating to such nominee contained in the notice.

Proposals of stockholders that are intended to be presented at the Company’s 2024 Annual Meeting of Stockholders must be received by the Company at its principal executive offices at 216 Airport Drive, Rochester, New Hampshire 03867, not later than December 17, 2023 in order to be considered for inclusion in the Company’s proxy statement and form of proxy. In addition, to be so included, a proposal must otherwise comply with all applicable proxy rules of the Securities and Exchange Commission.

In addition, management proxies for the 2025 Annual Meeting may confer discretionary authority to vote on a stockholder proposal that is not included in the Company’s proxy statement and form of proxy if the Company does not receive notice of such proposal by February 10, 2024, or if such proposal has been properly excluded from such proxy statement and form of proxy.
OTHER MATTERS

The Board knows of no other matters to be presented for consideration at the Annual Meeting. Should any other matters properly come before the meeting, the persons named in the accompanying proxy will vote such proxy thereon in accordance with their best judgment.

The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitation of proxies by use of the mails, regular employees of the Company, without additional compensation, may solicit proxies personally or by telephone.

Joseph M. Gaug

Secretary

March 28, 2024

EXHIBIT A – SUPPLEMENT TO COMPENSATION DISCUSSION AND ANALYSIS

Supplement to Compensation Discussion and Analysis
The following information supplements the disclosures in the Compensation Discussion and Analysis section of the Company’s Proxy Statement under the heading “Performance Award Metrics and Goals.”
Definitions relating to the 2023 APP and MPP Performance Awards
“2023 AIN Adjusted EBITDA” — the amount reported as “Net Income” in the Company’s Consolidated Statement of Income for 2023, less any income, or plus any expense, derived from the revaluation of non-functional currency assets and liabilities, adjusted by adding back, to the extent that such item reduced Net Income, or subtracting, to the extent that such item increased Net Income: (A) depreciation and amortization expense; (B) restructuring costs (including pension curtailment gains and losses related to restructuring actions but not reported as part of restructuring expenses in the financial statements), provided however, that the Committee may, in its sole discretion, choose to omit certain restructuring costs from this provision so long as the failure to add back those restructuring costs does not result in a higher Metric Percentage or reduced target goal; (C) any goodwill and intangible impairment; (D) income tax expenses (including any taxes recorded as operating expenses that were not included in the 2023 Operating Plan approved by the Board of Directors); (E) net interest expense; (in each case, as determined in accordance with GAAP and the Company’s accounting policies, consistently applied) provided that the amount so determined shall then be further adjusted (1) to exclude the effect of any adjustments to the Company’s financial statements required to reflect the effect of (a) discontinued operations, or (b) newly effective accounting pronouncements, the effect of which were not incorporated into the Board approved operating plan (in each case, without duplication, as defined by GAAP and as included in the Company’s audited financial statements whether or not reflected as a separate line item in such audited financial statements); (2) to exclude (i) any gain or loss attributable to the sale of any business segment, or any real estate, during the Performance Period, net of any expenses incurred in connection with the transaction, or (ii) reallocated overhead costs which were otherwise attributable to any discontinued operations divested during the Performance Period; (3) to exclude any income (or loss) attributable to any business operation acquired during the Performance Period; (4) to exclude the effect on income of any charges incurred in the connection of the settlement of pension benefit funding obligations, or any other pension settlement or curtailment charges or credits that result from a strategic cost reduction initiative; (5) to exclude the effect on income of any deferred bank fee write-offs or interest rate swap buyouts related to any new financing facility established during the Performance Period or any gain or loss associated with the early retirement of any debt instrument; (6) to exclude the effect on income of any expenses, including consulting or professional fees, incurred in connection with any activities undertaken by management at the direction of the Board of Directors to investigate or pursue any strategic acquisitions, combinations, joint ventures or divestitures, regardless of whether such efforts result in the completion of such acquisition, combination, joint venture or divestiture during the Performance Period as the same may be applied to such business segment; (7) to exclude the cost of any lease expense incurred in connection with the sale and leaseback of any real estate; (8) to exclude the cost of any charges required by Revenue Recognition Standard ASC 606 to recognize future losses relating to any new long term contracts awarded during the performance period; (9) to exclude the effect on income of any fixed asset-write-offs related to continued and discontinued programs within the AEC business segment (including ASC), or any write-offs of previously capitalized costs related to non-recurring engineering and tooling for continued and discontinued programs; (10) by adding back or deducting charges or reductions to the reserve for recognized future losses related to the long term agreement for the supply of parts for the Rolls Royce BR725 engine; and (11) by adding back any expense related to machinery and equipment relocations and plant setup costs, or other capital expenditures associated with anticipated or announced plant closings or consolidation of manufacturing capacity and not otherwise considered restructuring costs.
“AIN TRIR” — the Total Recordable Incident Rate applicable to the entire Company for 2023. A recordable incident shall be any incident that is work-related and results in injury, illness or death after applying the Occupation Safety and hazard Administration’s (OSHA) guidelines for work-relatedness and recordability. The TRIR shall be the number of recordable incidents per hundred employees per year, calculated as the actual number of recordable incidents in the year times the quotient of 200,000 divided by the actual hours worked by all employees in 2023, with 200,000 being the approximated hours worked by 100 employees in a year.

“AIN Compliance/Control Failures” - shall refer to the company-wide financial controls report briefed to the Audit Committee each quarter. If, during any quarter a Material Weakness is identified (for the first time – i.e., not rolled over from a prior quarter), then the Performance Metric Percentage attainment shall be 0%. If no Material Weaknesses are identified for the first time during any quarter, yet two or more Significant Deficiencies are identified for the first time during any quarter, then the Performance Metric Percentage attainment shall be 100%. If no Material Weaknesses are identified for the first time during any quarter, yet only one Significant Deficiency is identified for the first time during any quarter, then the Performance Metric Percentage attainment shall be 150%. If no Material Weaknesses, nor any Significant Deficiencies, are identified for the first time during any quarter, then the Performance Metric Percentage attainment shall be 200%.
“AIN Compliance/Controls Testing” - shall refer to the status of the identification and remediation of any company-wide High or Medium findings in the Company’s internal audit reports issued during the Performance Period.  To achieve a Performance Metric Percentage attainment of 50%, no more than five High/Medium findings shall be behind schedule for remediation (i.e., not overdue) at the end of the year according to the schedule set forth in the audit report. To achieve a Performance Metric Percentage attainment of 100%, no High/Medium findings shall be overdue at the end of the year, irrespective of the number of findings. If there are less than five, but not zero, overdue findings at the end of the year, the Performance Metric Percentage attainment shall be prorated between 50% and 100%. To achieve a Performance Metric Percentage attainment of 200%, no High/Medium findings shall be overdue at the end of the year and there shall have been no High finding identified during the year. If there are less than three, but not zero, High findings during the year and the other requirements for a Performance Metric Percentage attainment of 100% shall have been met, then the Performance Metric Percentage attainment shall be prorated between 100% (three High findings) and 200% (zero High findings).
“2023 MC Adjusted EBITDA” — the amount reported as “Net Income” for the Global Machine Clothing business segment in the Company’s Consolidated Statement of Income for 2023, less any income, or plus any expense, derived from the revaluation of non-functional currency assets and liabilities, adjusted by adding back, to the extent that such item reduced Net Income, or subtracting, to the extent that such item increased Net Income: (A) depreciation and amortization expense; (B) restructuring costs (including pension curtailment gains and losses related to restructuring actions but not reported as part of restructuring expenses in the financial statements), provided however, that the Committee may, in its sole discretion, choose to omit certain restructuring costs from this provision so long as the failure to add back those restructuring costs does not result in a higher Metric Percentage or reduced target goal; (C) any goodwill and intangible impairment; (D) income tax expenses (including any taxes recorded as operating expenses that were not included in the 2023 Operating Plan approved by the Board of Directors); (E) net interest expense; (in each case, as determined in accordance with GAAP and the Company’s accounting policies, consistently applied) provided that the amount so determined shall then be further adjusted (1) to exclude the effect of any adjustments to the Company’s financial statements required to reflect the effect of (a) discontinued operations, or (b) newly effective accounting pronouncements, the effect of which were not incorporated into the Board approved operating plan (in each case, without duplication, as defined by GAAP and as included in the Company’s audited financial statements whether or not reflected as a separate line item in such audited financial statements); (2) to exclude (i) any gain or loss attributable to the sale of any business segment, or any real estate, during the Performance Period, net of any expenses incurred in connection with the transaction, or (ii) reallocated overhead costs which were otherwise attributable to any discontinued operations divested during the Performance Period; (3) to exclude any income (or loss) attributable to any business operation acquired during the Performance Period; (4) to exclude the effect on income of any charges incurred in the connection of the settlement of pension benefit funding obligations, or any other pension settlement or curtailment charges or credits that result from a strategic cost reduction initiative; (5) to exclude the effect on income of any deferred bank fee write-offs or interest rate swap buyouts related to any new financing facility established during the Performance Period or any gain or loss associated with the early retirement of any debt instrument; (6) to exclude the effect on income of any expenses, including consulting or professional fees, incurred in connection with any activities undertaken by management at the direction of the Board of Directors to investigate or pursue any strategic acquisitions, combinations, joint ventures or divestitures, regardless of whether such efforts result in the completion of such acquisition, combination, joint venture or divestiture during the Performance Period as the same may be applied to such business segment; (7) to exclude the cost of any lease expense incurred in connection with the sale and leaseback of any real estate; (8) to exclude the cost of any charges required by Revenue Recognition Standard ASC 606 to recognize future losses relating to any new long term contracts awarded during the performance period; (9) by adding back any expense related to machinery and equipment relocations and plant setup costs, or other capital expenditures associated with anticipated or announced plant closings or consolidation of manufacturing capacity and not otherwise considered restructuring costs.
“MC Compliance/Control Failures” - shall refer to the any failures with in MC financial controls report briefed to the Audit Committee each quarter. If, during any quarter a Material Weakness is identified (for the first time – i.e., not rolled over from a prior quarter), then the Performance Metric Percentage attainment shall be 0%. If no Material Weaknesses are identified for the first time during any quarter, yet one or more Significant Deficiencies are identified for the first time during any quarter, then the Performance Metric Percentage attainment shall be 100%. If no Material Weaknesses, nor any Significant Deficiencies, are identified for the first time during any quarter, then the Performance Metric Percentage attainment shall be 200%.
“MC Compliance/Controls Testing” - shall refer to the status of the identification and remediation of any High or Medium findings within MC in the Company’s internal audit reports issued during the Performance Period.  To achieve a Performance Metric Percentage attainment of 50%, no more than three High/Medium findings shall be behind schedule for remediation (i.e., not overdue) at the end of the year according to the schedule set forth in the audit report. To achieve a Performance Metric Percentage attainment of 100%, no High/Medium findings shall be overdue at the end of the year, irrespective of the number of findings. If there are less than three, but not zero, overdue findings at the end of the year, the Performance Metric Percentage attainment shall be prorated between 50% and 100%. To achieve a Performance Metric Percentage attainment of 200%, no High/Medium findings shall be overdue at the end of the year and there shall have been no High findings identified during the year. If there are less than two, but not zero, High findings during the year and the other requirements for a Performance Metric Percentage attainment of 100% shall have been met, then the Performance Metric Percentage attainment shall be prorated between 100% (two High findings) and 200% (zero High findings).
“2023 AEC ADJUSTED EBITDA” - the amount reported as “Net Income” in the Company’s Consolidated Statement of Income for 2023 attributable to the AEC business segment, less any income, or plus any expense, derived from the revaluation of non-functional currency assets and liabilities, adjusted by adding back, to the extent that such item reduced Net Income, or subtracting, to the extent that such item increased Net Income: (A) depreciation and amortization expense; (B) restructuring costs (including pension curtailment gains and losses related to restructuring actions but not reported as part of restructuring expenses in the financial statements), provided however, that the Committee may, in its sole discretion, choose to omit certain restructuring costs from this provision so long as the failure to add back those restructuring costs does not result in a higher Metric Percentage or reduced target goal; (C) any goodwill and intangible impairment; (D) income tax expenses (including any taxes recorded as operating expenses that were not included in the 2023 Operating Plan approved by the Board of Directors); (E) net interest expense; (in each case, as determined in accordance with GAAP and the Company’s accounting policies, consistently applied) provided that the amount so determined shall then be further adjusted (1) to exclude the effect of any adjustments to the Company’s financial statements required to reflect the effect of (a) discontinued operations, or (b) newly effective accounting pronouncements, the effect of which were not incorporated into the Board approved operating plan (in each case, without duplication, as defined by GAAP and as included in the Company’s audited financial statements whether or not reflected as a separate line item in such audited financial statements); (2) to exclude (i) any gain or loss attributable to the sale of any business segment, or any real estate, during the Performance Period, net of any expenses incurred in connection with the transaction, or (ii) reallocated overhead costs which were otherwise attributable to any discontinued operations divested during the Performance Period; (3) to exclude any income (or loss) attributable to any business operation acquired during the Performance Period; (4) to exclude the effect on income of any charges incurred in the connection of the settlement of pension benefit funding obligations, or any other pension settlement or curtailment charges or credits that result from a strategic cost reduction initiative; (5) to exclude the effect on income of any deferred bank fee write-offs or interest rate swap buyouts related to any new financing facility established during the Performance Period or any gain or loss associated with the early retirement of any debt instrument; (6) to exclude the effect on income of any expenses, including consulting or professional fees, incurred in connection with any activities undertaken by management at the direction of the Board of Directors to investigate or pursue any strategic acquisitions, combinations, joint ventures or divestitures, regardless of whether such efforts result in the completion of such acquisition, combination, joint venture or divestiture during the Performance Period as the same may be applied to such business segment; (7) to exclude the cost of any lease expense incurred in connection with the sale and leaseback of any real estate; (8) to exclude the cost of any charges required by Revenue Recognition Standard ASC 606 to recognize future losses relating to any new long term contracts awarded during the performance period; (9) to exclude the effect on income of any fixed asset-write-offs related to continued and discontinued programs within the AEC business segment (including ASC), or any write-offs of previously capitalized costs related to non-recurring engineering and tooling for continued and discontinued programs; (10) by adding back or deducting charges or reductions to the reserve for recognized future losses related to the long term agreement for the supply of parts for the Rolls Royce BR725 engine; and (11) by adding back any expense related to machinery and equipment relocations and plant setup costs, or other capital expenditures associated with anticipated or announced plant closings or consolidation of manufacturing capacity and not otherwise considered restructuring costs.
“AEC Compliance/Control Failures” - shall refer to the any failures within AEC financial controls report briefed to the Audit Committee each quarter. If, during any quarter a Material Weakness is identified (for the first time – i.e., not rolled over from a prior quarter), then the Performance Metric Percentage attainment shall be 0%. If no Material Weaknesses are identified for the first time during any quarter, yet one or more Significant Deficiencies are identified for the first time during any quarter, then the Performance Metric Percentage attainment shall be 100%. If no Material Weaknesses, nor any Significant Deficiencies, are identified for the first time during any quarter, then the Performance Metric Percentage attainment shall be 200%.
“AEC Compliance/Controls Testing” - shall refer to the status of the identification and remediation of any High or Medium findings within AEC in the Company’s internal audit reports issued during the Performance Period. To achieve a Performance Metric Percentage attainment of 50%, no more than three High/Medium findings shall be behind schedule for remediation (i.e., not overdue) at the end of the year according to the schedule set forth in the audit report. To achieve a Performance Metric Percentage attainment of 100%, no High/Medium findings shall be overdue at the end of the year, irrespective of the number of findings. If there are less than three, but not zero, overdue findings at the end of the year, the Performance Metric Percentage attainment shall be prorated between 50% and 100%. To achieve a Performance Metric Percentage attainment of 200%, no High/Medium findings shall be overdue at the end of the year and there shall have been no High findings identified during the year. If there are less than two, but not zero, High findings during the year and the other requirements for a Performance Metric Percentage attainment of 100% shall have been met, then the Performance Metric Percentage attainment shall be prorated between 100% (two High findings) and 200% (zero High findings).
“Aggregate AIN Adjusted EBITDA” — the aggregate of amount of AIN Adjusted EBITDA (as defined above) reported in 2023, 2024, and 2025.
“Aggregate MC Adjusted Reported EBITDA” — the aggregate amount of MC Adjusted Reported EBITDA (as defined above) reported in 2023, 2024, and 2025.
“Aggregate AEC Adjusted EBITDA” — the aggregate amount of AEC Adjusted Reported EBITDA (as defined above) reported in 2023, 2024, and 2025.

Definitions relating to the 2020 MPP Awards
“Aggregate AIN Adjusted EBITDA” - shall equal the total of AIN Adjusted EBITDA in 2020, plus AIN Adjusted EBITDA in 2021, plus AIN Adjusted EBITDA in 2022. For the purposes of this metric, AIN Adjusted EBITDA for each year shall be equal to the amount reported as “Net Income” in the Company’s Consolidated Statement of Income for the applicable year, less any income, or plus any expense, derived from the revaluation of non-functional currency assets and liabilities, adjusted by adding back, to the extent that such item reduced Net Income, or subtracting, to the extent that such item increased Net Income: (A) depreciation and amortization expense; (B) restructuring costs (including pension curtailment gains and losses related to restructuring actions but not reported as part of restructuring expenses in the financial statements), provided however, that the Committee may, in its sole discretion, choose to omit certain restructuring costs from this provision so long as the failure to add back those restructuring costs does not result in a higher Metric Percentage or reduced target goal; (C) any goodwill and intangible impairment; (D) income tax expenses (including any taxes recorded as operating expenses that were not included in the 2020 Operating Plan approved by the Board of Directors); (E) net interest expense; (in each case, as determined in accordance with GAAP and the Company’s accounting policies, consistently applied) provided that the amount so determined shall then be further adjusted (1) to exclude the effect of any adjustments to the Company’s financial statements required to reflect the effect of (a) discontinued operations, or (b) newly effective accounting pronouncements, the effect of which were not incorporated into the Board approved operating plan (in each case, without duplication, as defined by GAAP and as included in the Company’s audited financial statements whether or not reflected as a separate line item in such audited financial statements); (2) to exclude (i) any gain or loss attributable to the sale of any business segment, or any real estate, during the Performance Period, net of any expenses incurred in connection with the transaction, or (ii) reallocated overhead costs which were otherwise attributable to any discontinued operations divested during the Performance Period; (3) to exclude any income (or loss) attributable to any business operation acquired during the Performance Period; (4) to exclude the effect on income of any charges incurred in the connection of the settlement of pension benefit funding obligations, or any other pension settlement or curtailment charges or credits that result from a strategic cost reduction initiative; (5) to exclude the effect on income of any deferred bank fee write-offs or interest rate swap buyouts related to any new financing facility established during the Performance Period or any gain or loss associated with the early retirement of any debt instrument; (6) to exclude the effect on income of any expenses, including consulting or professional fees, incurred in connection with any activities undertaken by management at the direction of the Board of Directors to investigate or pursue any strategic acquisitions, combinations, joint ventures or divestitures, regardless of whether such efforts result in the completion of such acquisition, combination, joint venture or divestiture during the Performance Period as the same may be applied to such business segment; (7) to exclude the cost of any lease expense incurred in connection with the sale and leaseback of any real estate; (8) to exclude the cost of any charges required by Revenue Recognition Standard ASC 606 to recognize future losses relating to any new long term contracts awarded during the performance period; (9) to exclude the effect on income of any fixed asset-write-offs related to continued and discontinued programs within the AEC business segment (including ASC), or any write-offs of previously capitalized costs related to non-recurring engineering and tooling for continued and discontinued programs; (10) by adding back or deducting charges or reductions to the reserve for recognized future losses related to the long term agreement for the supply of parts for the Rolls Royce BR725 engine; and (11) by adding back any expense related to machinery and equipment relocations and plant setup costs, or other capital expenditures associated with anticipated or announced plant closings or consolidation of manufacturing capacity and not otherwise considered restructuring costs (collectively, the “Adjustments”).
“Aggregate MC Adjusted Reported EBITDA” - shall equal the total of MC Adjusted Reported EBITDA in 2020, plus MC Adjusted Reported EBITDA in 2021, plus MC Adjusted Reported EBITDA in 2022. For the purposes of this metric, MC Adjusted Reported EBITDA for each year shall be equal to the amount reported as “Net Income” for the Global Machine Clothing business segment for the applicable year in the Company’s Consolidated Statement of Income, less any income, or plus any expense, derived from the revaluation of non-functional currency assets and liabilities, adjusted according to the Adjustments stated above, as applicable.
“Aggregate AEC Adjusted Reported EBITDA” - shall equal the total of AEC Adjusted Reported EBITDA in 2020, plus AEC Adjusted Reported EBITDA in 2021, plus AEC Adjusted Reported EBITDA in 2022. For the purposes of this metric, AEC Adjusted Reported EBITDA for each year shall be equal to the amount reported as “Net Income” for the AEC business segment for the applicable year in the Company’s Consolidated Statement of Income, less any income, or plus any expense, derived from the revaluation of non-functional currency assets and liabilities, adjusted according to the Adjustments stated above, as applicable.

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2024 Annual Meeting Proxy Card

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A Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - John R. Scannell	☐	☐	02 - Katharine L. Plourde	☐	☐	03 - Kenneth W. Krueger	☐	☐
04 - Mark J. Murphy	☐	☐	05 - J. Michael McQuade	☐	☐	06 - Christina M. Alvord	☐	☐
07 - Russell E. Toney	☐	☐	08 - Gunnar Kleveland	☐	☐	09 - Bonnie C. Lind	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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1 U P X

CJYG2A

2024 Annual Meeting of Albany International Corp.
May 10, 2024, 9:00am ET

The 2024 Annual Meeting of Stockholders of Albany International Corp. will be held on Friday, May 10, 2024 at 9:00 a.m. Eastern time, virtually via the Internet at https://meetnow.global/MJPKWTU

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The Company's Proxy Statement and 2024 Annual Report are available at: www.envisionreports.com/AIN

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Albany International Corp.

Notice of 2024 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — May 10, 2024

John R. Scannell and Gunnar Kleveland, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Albany International Corp. to be held virtually on May 10, 2024 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted in the manner directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

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C Non-Voting Items

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Meeting Attendance
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